IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	
	§	
DIGERATI TECHNOLOGIES, INC.	§	**CASE NO. 13-33264-H4-11**
	§	
DEBTOR	§	**(CHAPTER 11)**

DISCLOSURE STATEMENT UNDER
11 U.S.C. § 1125 AND BANKRUPTCY RULE 3016 IN SUPPORT OF PLAN PROPONENTS' JOINT CHAPTER 11 PLAN OF REORGANIZATION

THIS DISCLOSURE STATEMENT IS SUBMITTED TO ALL CREDITORS AND INTEREST HOLDERS OF THE DEBTOR ENTITLED TO VOTE ON THE CHAPTER 11 PLAN OF REORGANIZATION HEREIN DESCRIBED AND CONTAINS INFORMATION THAT MAY AFFECT YOUR DECISION TO ACCEPT OR REJECT THE JOINT CHAPTER 11 PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT IS INTENDED TO PROVIDE ADEQUATE INFORMATION AS REQUIRED BY THE BANKRUPTCY CODE AS TO THE JOINT CHAPTER 11 PLAN OF REORGANIZATION. ALL CREDITORS AND INTEREST HOLDERS ARE URGED TO READ THIS DISCLOSURE STATEMENT AND ATTACHMENTS WITH CARE AND IN THEIR ENTIRETY.

SOLICITATION OF ACCEPTANCE OR REJECTION OF THE CHAPTER 11 PLAN OF REORGANIZATION HEREIN DESCRIBED AND ATTACHED AS EXHIBIT A, IS BEING SOUGHT FROM CREDITORS AND INTEREST HOLDERS WHOSE CLAIMS AGAINST OR INTERESTS IN THE DEBTOR ARE IMPAIRED UNDER THE CHAPTER 11 PLAN OF REORGANIZATION. CREDITORS AND INTEREST HOLDERS ENTITLED TO VOTE ON THE CHAPTER 11 PLAN OF REORGANIZATION ARE URGED TO VOTE IN FAVOR OF THIS PLAN AND TO RETURN THE BALLOT INCLUDED WITH THIS DISCLOSURE STATEMENT UPON COMPLETION IN THE ENVELOPE ADDRESSED TO HOOVER SLOVACEK LLP., ATTENTION: EDWARD L. ROTHBERG, 5847 SAN FELIPE, SUITE 2200, HOUSTON, TEXAS 77057, NOT LATER THAN MARCH 25, 2014, AT 5:00 P.M. HOUSTON TIME.

DISCLOSURE STATEMENT

Certain Parties-In-Interest, Riverfront Capital, LLC, Recap Marketing and Consulting, LLP, Rainmaker Ventures II, Ltd., and WEM Equity Capital Investments, Ltd., (hereinafter "Parties-in-Interest") and Hurley Fairview, LLC, Terry Dishon, and Sheyenne Rae Nelson Hurley (hereinafter "Allowed Secured Creditors"), and Digerati Technologies, Inc. (collectively "Plan Proponents"), submit this Disclosure Statement ("Disclosure Statement") under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 in Support of their Joint Chapter 11 Plan of Reorganization ("Plan") to all of Debtor's known creditors and interest holders. The

majority of the information contained herein is information obtained from the Debtor, contained in the Schedules, statements of financial affairs, operating reports, disclosure statements and former plans.

I. INTRODUCTORY STATEMENT

Plan Proponents submit this Disclosure Statement Under 11 U.S.C. § 1125 in support of their Joint Chapter 11 Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the "Disclosure Statement") in connection with their solicitation of acceptances of the Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code filed by the Plan Proponents. A copy of the Plan is attached as Exhibit A for your review. All terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in the Plan.

The Debtor filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on May 30, 2013 and has retained Edward L. Rothberg and Hoover Slovacek LLP as its current bankruptcy counsel. The Plan Proponents have prepared this Disclosure Statement to disclose that information which, in their opinion, is relevant to review the Plan. Pursuant to the terms of the United States Bankruptcy Code, this Disclosure Statement must be presented to and approved by the Bankruptcy Court. Such approval is required by statute and does not constitute a judgment by the Court as to the desirability of the Plan or as to the value or suitability of any consideration offered thereby.

The material contained herein is intended solely for the use of known creditors and interest holders of the Debtor, and may not be relied upon for any purpose other than a determination by them of how to vote on the Plan. As to Contested Matters, Adversary Proceedings and other actions or threatened actions, this Disclosure Statement shall not constitute or be construed as an admission of any fact or liability, stipulation or waiver, but rather as a statement made in settlement negotiations under Rule 408 of the Federal Rules of Evidence. This Disclosure Statement shall not be admissible in any non-bankruptcy proceeding nor shall it be construed as to be advice on the tax, securities or other legal effects of the Plan as to the holders of claims against or equity interests in the Debtor.

To ensure compliance with Treasury department circular 230, each holder of a claim or interest is hereby notified that: (a) any discussion of U.S. Federal Tax issues in this Disclosure Statement is not intended or written to be relied upon, and cannot be relied upon, by any holder for the purpose of avoiding penalties that may be imposed upon a holder under the Tax Code; (b) such discussion is included hereby by the Plan Proponents in connection with the promotion or marketing (within the meaning of Circular 230) by the Plan Proponents of the transactions or matters addressed herein; and (c) each holder should seek advice based upon its particular circumstances from an independent tax advisor.

Certain of the materials contained in this Disclosure Statement are taken directly from other, readily accessible instruments or are digests of other instruments. While the Plan Proponents have made every effort to retain the meaning of such other instruments or the

portions transposed, they urge that any reliance on the contents of such other instruments should depend on a thorough review of the instruments themselves.

No representations concerning the Debtor or the Plan are authorized other than those that are set forth in this Disclosure Statement. Any representations or inducements made by any person to secure your vote which are other than those contained herein should not be relied upon, and such representations or inducements should be reported to counsel for the Plan Proponents who shall deliver such information to the Bankruptcy Court. Finally, all terms not otherwise defined in this Disclosure Statement shall have the meanings assigned to them under the Plan.

Creditors and interest holders should read this Disclosure Statement in its entirety prior to voting on the Plan. No solicitation of votes on the Plan may be made, except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. No other party has been authorized to utilize any information concerning the Debtor or its affairs, other than the information contained in this Disclosure Statement, to solicit votes on the Plan. Creditors and holders of equity interest should not rely on any information relating to the Debtor, other than that referenced in this Disclosure Statement and the exhibits attached hereto.

EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE ATTACHMENTS, NO REPRESENTATIONS CONCERNING THE DEBTOR, THE ASSETS, THE PAST OPERATIONS OF THE DEBTOR, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE PLAN PROPONENTS.

EXCEPT AS SPECIFICALLY NOTED, THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE PLAN PROPONENTS ARE NOT ABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY. THE FACTUAL INFORMATION REGARDING THE DEBTOR, INCLUDING THE ASSETS AND LIABILITIES OF THE DEBTOR, HAS BEEN DERIVED FROM NUMEROUS SOURCES, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS MADE BY THE DEBTOR IN PRIOR DISCLOSURE STATEMENTS AND DEBTOR'S PRIOR PLANS, DEBTOR'S BOOKS AND RECORDS, SCHEDULES AND DOCUMENTS SPECIFICALLY IDENTIFIED HEREIN.

THE PLAN PROPONENTS ALSO COMPILED THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT FROM RECORDS AVAILABLE TO THEM, INCLUDING, BUT NOT LIMITED TO, PLEADINGS AND REPORTS ON FILE WITH THE BANKRUPTCY COURT, LOAN AGREEMENTS, BUSINESS RECORDS AND REPRESENTATIONS MADE BY THE DEBTOR IN PRIOR DISCLOSURE STATEMENTS AND DEBTOR'S PRIOR PLANS.

THE APPROVAL BY THE BANKRUPTCY COURT OF THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE

BANKRUPTCY COURT OF THE PLAN OR A GUARANTY OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. TRANSACTIONS IMPACTING THE DISCLOSURES HEREIN MAY HAVE OCCURRED TO WHICH THE DEBTOR'S MANAGERS HAVE NO KNOWLEDGE OR ACCESS TO RELEVANT INFORMATION.

NEITHER THE PLAN PROPONENTS NOR COUNSEL FOR THE PLAN PROPONENTS CAN WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT INACCURACIES. NEITHER THE PLAN PROPONENTS NOR THEIR COUNSEL HAVE VERIFIED THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ALTHOUGH THEY DO NOT HAVE ACTUAL KNOWLEDGE OF ANY INACCURACIES.

IF THE REQUISITE VOTE IS ACHIEVED FOR EACH CLASS OF IMPAIRED CLAIMS AND THE PLAN IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN), WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

II. VOTING PROCEDURES

Plan Proponents are not relying on a prior order as that was limited to the Debtor's Plan which was rejected by the Court. The Plan Proponents will request in the Order approving the Disclosure Statement that the balloting and solicitation information be included in that Order. The Debtor's Noticing Agent is Epiq. Epiq will coordinate with Cede & Co. to notice all shareholders. Epiq has advised that a CD is more economical than providing a print copy of the Plan Package and the Plan Proponents will ask the Court to allow for notice by CD or paper copies. The Plan and Disclosure Statement provide for the ballots to be returned to the Debtor's attorney's office who will then submit same to Mr. Craig Power who will be responsible for filing the Ballot Tabulation and being the custodian of the ballots. The language regarding solicitation will be in the Order conditionally approving the Disclosure Statement. The notice and Order can also include a link to the online access to the records such as was done with the prior notice to shareholders which was sent out by the Debtor to provide greater notice to shareholders. The Plan Package will include the Order approving the Disclosure Statement, the Plan, Ballot and Instructions.

Plan Proponents will mail copies of the Disclosure Statement, the Plan, and a ballot to all parties entitled to vote (which includes Class 7), the Securities & Exchange Commission, and the U.S. Trustee.

Plan Proponents anticipate utilizing the approved noticing agent, Epiq Systems, Inc. to serve the Disclosure Statement, the Plan and the ballot. Plan Proponents anticipate sufficient time for all parties to cast their ballot which will be established by Court order.

Any creditor of or interest holder in the Debtor whose claim or interest is IMPAIRED under the Plan is entitled to vote, if either (1) the claim or interest has been scheduled by the Debtor and such claim or interest is not scheduled as disputed, contingent or unliquidated, or (2) the creditor or interest holder has filed a proof of claim or proof of interest as the case may be, on or before the last date set by the Bankruptcy Court for such filings, *provided, however*, any claim or interest as to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court temporarily allows the creditor or interest holder to vote upon motion by the creditor. Such motion must be heard and determined by the Bankruptcy Court prior to the date established by the Bankruptcy Court to confirm the Plan. In addition, a creditor's or interest holders' vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Holders of impaired claims or interests who are entitled to vote and fail to do so will not be counted as either accepting or rejecting the Plan. Nevertheless, if the requisite vote is achieved for your class of impaired claims, you will be bound by the terms of the Plan.

A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement and mailed to creditors and interest holders entitled to vote. A creditor or interest holder must (1) carefully review the ballot and the instructions thereon, (2) execute the ballot, and (3) return it to the address indicated thereon by the deadline to enable the ballot to be considered for voting proposes.

THE DEADLINE FOR RETURNING YOUR BALLOT
IS 5:00 P.M. CENTRAL TIME
MARCH 25, 2014
(THE "VOTING DEADLINE").

After completion of the ballot, creditors and interest holders should return the executed ballot in the self-addressed envelope to or scan and email it to ballot@hooverslovacek.com:

DIGERATI TECHNOLOGIES, INC.
c/o EDWARD L. ROTHBERG/KATHY MAYLE
HOOVER SLOVACEK LLP
5847 SAN FELIPE, SUITE 2200
HOUSTON, TX 77057

VOTING INFORMATION AND INSTRUCTION FOR COMPLETING THE BALLOT:

FOR YOUR VOTE TO BE COUNTED YOU MUST COMPLETE THE BALLOT, INDICATE ACCEPTANCE OR REJECTION OF THE PLAN IN THE BOXES

INDICATED ON THE BALLOT AND SIGN AND RETURN THE BALLOT TO THE ADDRESS SET FORTH ON THE PRE-ADDRESSED ENVELOPE. IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED.

IF YOU HOLD CLAIMS OR INTERESTS IN MORE THAN ONE CLASS UNDER THE PLAN, YOU MAY RECEIVE MORE THAN ONE BALLOT. EACH BALLOT YOU RECEIVE VOTES ONLY YOUR CLAIMS FOR THAT CLASS. PLEASE COMPLETE AND RETURN EACH BALLOT YOU RECEIVE. YOU MUST VOTE ALL OF YOUR CLAIMS WITHIN A SINGLE CLASS UNDER THE PLAN TO EITHER ACCEPT OR REJECT THE PLAN. ACCORDINGLY, A BALLOT (OR MULTIPLE BALLOTS WITH RESPECT TO MULTIPLE CLAIMS WITHIN A SINGLE CLASS) THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

THE BALLOT IS FOR VOTING PURPOSES ONLY AND DOES NOT CONSTITUTE AND SHALL NOT BE DEEMED A PROOF OF CLAIM OR INTEREST OR AN ASSERTION OF A CLAIM.

III. IMPAIRMENT OF CLAIMS AND INTEREST HOLDERS

A class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified under a plan. Modification for purposes of determining impairment however, does not include curing defaults and reinstating maturity or cash payment in full. Classes of claims or interests that are not "impaired" under a plan are conclusively presumed to have accepted the Plan and are thus not entitled to vote. Classes of claims or interests receiving no distribution under a plan are conclusively presumed to have rejected the Plan and thus are not entitled to vote. Acceptances of the Plan are being solicited only from those persons who hold claims in an impaired class entitled to receive a distribution and interest holders under the Plan.

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is impaired under a plan, **unless**, with respect to each claim or interest of such class, the Plan:

1. Leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or

2. Notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to receive accelerated payment of its claim or interest after the occurrence of a default:

   (a) Cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;

   (b) Reinstates the maturity of such claim or interest as it existed before the default;

(c) Compensates the holder of such claim or interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

(d) Does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or interest; or

3. Provides that, the holder of such claim or interest receives, on account of such claim or interest, cash, equal to:

(a) With respect to a claim, the allowed amount of such claim; or

(b) With respect to an interest, if applicable, the greater of:

(i) Any applicable fixed liquidation preference; or

(ii) Any fixed preference at which the Debtor, under the terms of the security, may redeem the security.

4. In Article 4 of the Plan, the Plan Proponents have identified the impaired classes of creditors and interest holders under the Plan. In the event there are questions regarding whether a person is in an impaired class, the person should assume that his or her claim is impaired and vote. If the claim is determined to be impaired, the vote will be considered by the Bankruptcy Court. The Class 1, 2, 3, and 4 holders of claims and the Class 5, 6, 7 and 8 of interest holders of the Debtor are impaired under the Plan.

IMPAIRED CREDITORS AND INTEREST HOLDERS ANTICIPATED TO RECEIVE A DISTRIBUTION UNDER THE PLAN ARE BEING SOLICITED TO VOTE. IF YOU HOLD AN ADMINISTRATIVE CLAIM OR UNIMPAIRED CLAIM, THE PLAN PROPONENTS ARE NOT SEEKING YOUR VOTE.

IV. NATURE AND HISTORY OF BUSINESS

A. Source of Information and Accounting Method

The Debtor represents that the Debtor's books are maintained under the supervision of Arthur L. Smith, the President of and Chief Executive Officer of the Debtor and Antonio Estrada, Chief Financial Officer of the Debtor. Accounting is accrual basis method. The historical financial information contained in this Disclosure Statement as well as the bankruptcy schedules and statement of affairs was derived from the Debtor's books and records. Prior to October 2012, Debtor's books and records were audited by Malone Bailey, LLP. Beginning with the fiscal year ending July 31, 2012 and the quarter ending October 31, 2012, the books and records were audited and reviewed, respectively by LBB & Associates. An audit for the fiscal year ending July 31, 2013 has not been completed.

THE DEBTOR'S BOOKS HAVE NOT BEEN AUDITED BY AN INDEPENDENT PUBLIC ACCOUNTANT (OTHER THAN AS EXPRESSLY DESCRIBED HEREIN). NO ABSOLUTE REPRESENTATION IS MADE AS TO THE ACCURACY OF THE DEBTOR'S RECORDS. HOWEVER, THE DEBTOR HAS ATTEMPTED TO ACCURATELY REFLECT ITS BUSINESS OPERATIONS. TRANSACTIONS IMPACTING THE DISCLOSURES HEREIN MAY HAVE OCCURRED TO WHICH THE DEBTOR'S MANAGERS HAVE NO KNOWLEDGE OR ACCESS TO RELEVANT INFORMATION.

B. General Information about the Debtor

1. The Debtor

a) History of the Debtor/ Business Model Operations

The Debtor represents that the Debtor, Digerati Technologies, Inc. ("Digerati"), was formed in 2004 under the name ATSI Communications, Inc. (f/k/a American Telesource International, Inc.) as the successor to a telecommunications company originally incorporated in 1993. American Telesource International, Inc. was originally incorporated under the laws of the Province of Alberta, Canada on December 17, 1993, under the name Latcomm International, Inc. ("Latcomm"). On December 20, 1993, Latcomm purchased all of the outstanding shares of Latin America Telecomm, Inc., a Texas corporation, for $25,000. On April 22, 1994, Latin America Telecomm, Inc. changed its name to American Telesource International, Inc. ("ATSI-Texas"). Effective May 26, 1994, Latcomm amalgamated under the laws of the Province of Ontario, Canada with Willingdon Resources, Ltd. ("Willingdon"), a corporation incorporated under the laws of the Province of Ontario, Canada. The resulting Ontario Corporation was named American Telesource International Inc. ("ATSI-Canada"). In 1996, ATSI Canada merged with American Telsource International, Inc., a Delaware corporation created by the company, to re-domicile the corporation to the United States. In 2001 the debtor changed its name from American Telesource International to ATSI Communications, Inc. ("ATSI"). The Debtor re-incorporated in the State of Nevada by merger into a wholly-owned subsidiary in 2004 as part of a recapitalization plan, but remained known as ATSI Communications, Inc.

The Debtor represents that Digerati's global network started in 1995 along the U.S.-Mexico corridor to capitalize on the opportunities created by the deregulation of the telecommunication industries within Latin America. Over the course of the following decade, the Company expanded its network into more than 50 countries utilizing VoIP technology to establish global partnerships with foreign carriers and emerging operators in the United States, Latin America, Asia, Europe, and the Middle East.

The Debtor represents that Digerati experienced problems in 2002 – 2003 due to the crisis in the telecommunications industry. During the fiscal year ending July 31, 2003 management continued to pursue different avenues for funding, through the issuance of debt or company stock. Digerati was not successful during the year ended July 31, 2003 in raising the necessary capital to re-start its legacy network, and as a result, two of its subsidiaries, ATSI (Texas), Inc. and TeleSpan, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy

Code on February 4, 2003 and February 18, 2003 respectively. The cases were jointly administered. Subsequently, the cases were converted to Chapter 7 and the assets liquidated.

The Debtor represents that in 2010, Digerati expanded beyond its global VoIP transport services by introducing its Only in The Cloud telephony product line that includes cloud-based PBX services, SIP trunking, and specialized VoIP applications. Digerati had several operating subsidiaries over the years including, ATSI Comunicaciones, S.A. de C.V., American TeleSource International de Mexico, S.A. de C.V. or ATSI Mexico, Sistema de Telefonia Computarizada, S.A. de C.V. or Sistecom, Servicios de Infraestructura, S.A. de C.V. or Sinfra, TeleSpan, Inc., and GlobalSCAPE, Inc..

The Debtor represents that prior to the telecom industry turmoil, Digerati traded on the American Stock Exchange as ATSI Communications, Inc. under the symbol AI and successfully spun-off its Internet software subsidiary, Globalscape, Inc. (NYSE:GSB) to its shareholders. Globalscape has become a leader in its industry and experienced tremendous success that includes a continued listing on the American Stock Exchange to this day. The Debtor's successful track record includes being a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America.

The Debtor represents that on February 1, 2006, Digerati announced the formation of a new wholly owned subsidiary, Digerati Networks, Inc., to showcase ATSI's growing global VoIP business. Digerati Networks marketed VoIP services with the goal of achieving a leadership position in the industry while building brand and name recognition. In 2011, Digerati began its transformation that included a corporate name change from ATSI Communications, Inc. to Digerati Technologies, Inc. to align the parent Company's name with its operating subsidiaries' brand. The corporate re-branding formally launched the Company's strategic shift from traditional international telecommunication services to global VoIP and cloud-based telephony services.

The Debtor represents that in recent years, Digerati struggled financially as indicated in its SEC reports. The entire telecommunications industry had suffered a significant set-back in the last decade causing several companies to file bankruptcy, including WorldCom and Global Crossing which owed substantial amounts to the Debtor. In addition, the 2008 global economic crisis created problems for the Company's wholesale business unit that sold international VoIP services to foreign operators. In subsequent years, Digerati had to significantly scale back its wholesale business that resulted in declining revenues and profitability. By August 2012, the Company's VoIP wholesale services subsidiary, Digerati Networks, ceased operations. Today, the Company's communications technology subsidiary, Shift8, markets cloud-based telephony services and applications through value-added resellers to the enterprise and call center market.

The Debtor represents that in early 2012, Digerati was contacted by consultants who ultimately proposed a reverse merger or acquisition whereby Digerati would acquire a new entity, Waste Deep, Inc. ("Waste Deep"), which was formed to be the 100% shareholder of two oilfield services businesses, Hurley Enterprises, Inc. and Dishon Disposal, Inc., which had a combined value in excess of $60 million. In exchange for the stock in Hurley Enterprises and

Dishon Disposal, Inc., Waste Deep issued $60 million in promissory notes payable to the owners of those companies secured by the stock of each company as well as stock in Waste Deep which would be contemporaneously converted into Digerati stock upon completion of the transaction between Waste Deep and Digerati. The former owners of Hurley Enterprises, Inc. and Dishon Disposal Inc. received no cash and continued to operate these companies after Waste Deep's acquisition of the companies and after the transaction between Waste Deep and Digerati. Moreover, the promissory notes to the former owners contained very short payment terms. In fact, $10 million of the $60 million was due within 60 days.

The Debtor represents that the Waste Deep and Digerati transaction occurred in November 2012. The Debtor entered into an Agreement and Plan of Reorganization whereby it would acquire Waste Deep and spin off its current subsidiary which was involved in VoIP and cloud communications into a separate company (the "Transaction"). The Transaction reportedly closed on November 26, 2012, and Digerati acquired Waste Deep, through an arrangement sometimes called a "reverse merger." Some parties have disputed that the Transaction was a "reverse merger" and have suggested it was a "business combination." Just prior to the merger, Digerati, had a market value of less than $300,000, but was in compliance with the Securities and Exchange Commission as a publicly traded company on the over-the-counter ("OTC") stock exchange. Subsequently, Waste Deep was merged into the Debtor rendering the Debtor liable on the $60 million in notes issued to acquire Hurley Enterprises, Inc. and Dishon Disposal, Inc. The spinoff of the VoIP and cloud communications subsidiary never occurred.

The Debtor represents that Dishon Disposal, Inc. is a waste disposal facility in the Bakken with a 25 year track record, focusing on solid and liquid wastes from oil field and drilling processes. The solid waste is land filled into specially prepared synthetic lined pits and the liquid waste is treated with industry leading water treatment technology, which can be applied across multiple industries outside of the oil field. The company is well respected in the community.

The Debtor represents that Hurley Enterprises, Inc. is also an oil field support services company that functions as a drilling site service company, with multiple service and rental lines of revenue. Hurley provides everything from skid houses, telecommunication services, booster booths, Porta-Potties, generators, potable water, and mess halls in service to many of the major drilling contractors and oil majors in the Bakken. Hurley Enterprises has several sole source contracts with strategic contractors in the Bakken that will provide large growth opportunity within the next three (3) years.

The Debtor represents that prior to closing the Transaction, the parties believed they could raise the funds necessary to make payments on the notes issued to acquire Hurley Enterprises, Inc. and Dishon Disposal, Inc. For a variety of reasons, the funds were never raised, and the notes went into default almost immediately. Thus, doubt was cast over the entire Transaction. As a result of these defaults, the Debtor became mired in conflict with various parties to the Transaction. The conflict resulted in a series of cases and related appeals where the Debtor is an interested party or where the claims relate to the Debtor. The cases are as follows:

1) *Digerati Technologies, Inc. v. Sonfield & Sonfield, P.C., et al.*; Cause No. 2013-06483 in the 281st District Court of Harris County, Texas. This case currently has a

May 5, 2014, trial date. A non-suit with prejudice and a motion to dismiss has been filed.

2) *Digerati Technologies, Inc. v. Oleum Capital, LLC*; Case No. 2:13-CV-00191-GMN-VCF in the United States District Court for the District of Nevada. This case was dismissed by Digerati and the Court entered the dismissal order on August 22, 2013.

3) *Rhodes Holdings, LLC et al. v. Gorham et al.*; Cause No. 2013-CI-02253 in the 285th Judicial District Court of Bexar County, Texas. The court has entered an order dismissing the case.

4) *Robert L. Sonfield, Jr., P.C. v. Albeck, et al.*; Cause No. 2013-05429 in the 129th District Court of Harris County, Texas. The court has entered an order dismissing the case.

5) *Recap Marketing and Consulting, LLP v. Jaclin et al.*; Cause No. 2013-04580 in the 157th District Court of Harris County, Texas. This case has been closed by the Court.

6) *Rhodes Holdings, LLC et. al. v. David L. Gorham, et. al.* USBC S.D.Tx. 13-0321 and any appeals taken from this case. A motion to dismiss has been filed and the related appeal was dismissed.

7) *In re: Digerati Technologies, Inc. (Robert C. Rhodes, et al, Appellant),* USDC S.D.Tx. 4:13cv1963. This appeal of the bankruptcy court order denying transfer of venue has been abated. A motion to dismiss will be filed prior to confirmation.

8) *In re: Digerati Technologies, Inc. (Digerati, Appellant),* USDC S.D.Tx. 4:14-cv-00408. The Debtor filed a cross appeal of an appeal of a venue order that other parties appealed. This docketed matter is just the cross-appeal. If the other appeal is dismissed, the Debtor intends to dismiss this matter. The Debtor will file a motion to extend deadlines to file a brief pending the dismissal of the other venue appeal. Upon the dismissal of the other venue appeal, this case will be dismissed.

9) *In re: Digerati Technologies, Inc. (McIlwain, et al., Appellants),* USDC S.D.Tx. 4:14-cv-03221. This appeal relates to an Order disallowing certain 2004 Examinations in person. A motion to dismiss should be filed in this case pursuant to the Bankruptcy Settlement Agreement.

10) *In re: Digerati Technologies, Inc. (Digerati Technologies, Inc., Appellants),* No case number assigned at this time. The Debtor filed a Notice of Appeal of the Court's Order Denying the Confirmation of the Second Amended Plan. The Notice of Appeal is Doc. No. 765. A District Court case number has not yet been assigned. Upon Confirmation of the Plan, the Reorganized Debtor will dismiss this appeal with prejudice.

The former owners of Hurley Enterprises and Dishon Disposal, Inc. who are collectively owed $60 million plus interest and attorneys' fees have not foreclosed on the stock of those

companies which was pledged as collateral to secure the debt. Rather, those owners are working with the Debtor to utilize the bankruptcy process to attempt to sell Hurley Enterprises, Inc. and Dishon Disposal, Inc. in order to pay their notes, the unsecured creditors and hopefully generate a return to the equity holders.

The Debtor represents that Digerati filed a voluntary Chapter 11 petition in order to preserve, protect and try to maximize the value of the Debtor's assets and invoke the automatic stay. The Debtor sought to remove cases identified as 1), 3) and 4) above. The Bankruptcy Court remanded the first case but cautioned the defendants that they could not assert derivative claims owned by the Debtor without risking being held in contempt. As to case number 3, the Court retained certain claims related to Digerati and remanded the others. Digerati has filed an adversary complaint in the removed portion of case number 3 above which remains in bankruptcy court to clarify various interests. As to case number 4, the Bankruptcy Court remanded the claims against all parties except those asserted against the Debtor and found that the parties would have to seek to lift the stay to pursue any claims against the Debtor. It is anticipated that all of these cases will be dismissed pursuant to the Bankruptcy Settlement Agreement and related Rule 11 Mediated Settlement Agreement.

The Debtor represents that given all of the problems with the Transaction and competing claims by and between the parties arising from the Transaction, bankruptcy appeared to be the best vehicle to create consistency and stability for Digerati to allow it to "fix" the problems with the Transaction in an efficient and economical way, as well as allow for a restructuring subject to court approval.

b) Assets

The Debtor represents that currently, the Debtor has assets of approximately $60 million, consisting primarily of its equity interests in Hurley and Dishon, each valued at $30 million. The Debtor represents that the Debtor believes these assets can be sold for more than $60 million through an orderly sale process. The Debtor represents that the Debtor's other significant asset which, as of the Petition Date, has an unknown current value, is its NOL carryforward, of approximately $21 million through the 2012 tax year. Further, it has been represented by the Debtor that after the bankruptcy filing, the Debtor received dividends from Hurley and Dishon in the total amount of $750,000.

(1) Litigation Claims

As discussed above, prior to the Filing Date, Digerati was party to numerous lawsuits related to the Transaction. As a result of the disputes surrounding the Transaction and the lawsuits, the Debtor holds various claims which may be asserted against various parties ("Litigation Opponents Claims"). The Debtor has resolved the Litigation Opponents Claims pursuant to the Bankruptcy Settlement Agreement described below. A nonexclusive chart describing the Retained Litigation claims is attached to the Plan as Exhibit 4 and as Exhibit C hereto. In the Plan, the Debtor specifically reserves the right to pursue these claims.

c) Liabilities

The Debtor represents that the Debtor's liabilities on the petition date are set forth on the claims analysis attached as Exhibit B. Generally, these liabilities consisted of the following:

Secured Liabilities – The Debtor represents that the Debtor has secured liabilities of approximately $60 million owed to the former owners of Hurley and Dishon pursuant to the Dishon Notes and the Hurley Notes, each entered into on or about November 15, 2012 and related to the Debtor's acquisition of these entities. The Dishon Notes and Hurley Notes are secured by pledges of stock on each respective entity. As of the Petition Date, the principal balance on Dishon Notes and the Hurley Notes was $30 million each, plus interest and related costs.

Priority Tax Claims – The Internal Revenue Service has filed a claim in the amount of $2.00. The Debtor anticipates that this claim will be further amended to be $0.00.

Priority Non-Tax Claims – Plan Proponents believe there are no Priority Non-Tax Claims. Arthur L. Smith and Antonio Estrada asserted priority wage claims which have been waived and released.

General Unsecured Claims – The Debtor represents that approximately $2.2 million in unsecured claims have been filed or scheduled which are subject to distribution. Of these liquidated claims, approximately $170,000 is disputed. Subject to the Bankruptcy Settlement Agreement, certain claims which the Debtor previously objected to will not receive any distributions under the Plan.

Non-Tax Administrative Claims Analysis – The Debtor represents that the Debtor's December 2013 Monthly Operating Report shows $1,285,599 in post-petition liabilities owed which will be paid either through cash on hand, additional dividends received from Hurley Enterprises, Inc. and Dishon Disposal, Inc. or pursuant to the terms of the confirmed Plan. These liabilities are summarized as follows:

Trade Accounts	Federal Taxes	Accrued Post Petition Interest on Hurley and Dishon Notes	Professional Fees
$133,987.08	$6,829.24	$139,720.19	$968,619.51

The Debtor represents that pursuant to the Bankruptcy Settlement Agreement, the post-petition loan made by Dave Gorham in the amount of $42,500 has been released. No further administrative expenses are known other than accrued, unpaid professional fees through February 2014. From May 30, 2013 through January 31, 2014, Hoover Slovacek billed the Debtor fees in the amount of $977,412 representing 3,964 hours worked plus expenses in the amount of $75,540 for a total of $1,052,952. To date, the Court has approved two interim fee applications for Hoover Slovacek in the total amount of $549,187 for the period running from

May 30, 2013 through October 31, 2013. To date, Hoover Slovacek has been paid only $339,301 leaving a balance due of $209,886. For the months of November 2013 through January 2014, Hoover Slovacek has billed the Debtor a total of $465,708. No interim fee application has been filed or is anticipated for this amount. Hoover Slovacek estimates billing an additional $200,000 for the month of February 2014. Assuming all Hoover Slovacek fees are allowed, the total unpaid estimated amount due will be $875,504. Of course, these fees are subject to objection and final approval by the Bankruptcy Court. The remaining accrued, unpaid professional fees and expenses are owed to Herrera Partners who has filed an interim fee application for reimbursement of fees and expenses for the period running from July 1, 2013 through December 31, 2013 in the total amount of $233,963.76. These obligations will be paid from available Cash, dividends received from Hurley and Dishon and either the Net Sales Proceeds, the Dishon Plan Carve Out and/or the Hurley Plan Carve Out and/or the Financing. In summary, the Debtor will be able to satisfy ordinary course post-petition payables and professional fees. Based on the foregoing, the Debtor believes that it will have sufficient funds to pay all administrative expense claims in the manner provided in the Plan.

Administrative Tax Claims Analysis – The Debtor represents that the Debtor anticipates incurring a federal income tax liability on the gains derived from the Hurley Sale and the Dishon Sale that will constitute an Administrative Tax Claim. The amount of this liability will be based upon the sales prices for the sales of Hurley Enterprises and Dishon Disposal. As further discussed in Article 3.3 of the Plan, the Debtor will estimate the maximum potential amount of this Administrative Tax Claim and deposit that amount into the Disputed Claim Reserve Account. The deposit will be paid from the proceeds of the Hurley Enterprises Sale and the Dishon Disposal Sale. Once the liability is determined, the claim will be paid, with excess deposited funds to be distributed pursuant to the Plan.

2. FINANCIAL DIFFICULTIES AND RESTRUCTURING

The Debtor has been involved in litigation prepetition and disputes related to corporate governance prior to the filing of bankruptcy. The Plan contemplates the sale of the Debtor's interest in Hurley Enterprises and Dishon Disposal, use the sale proceeds to eliminate its debt and return to its pre-Transaction core business. The Debtor has engaged Gilbert Herrera and Herrera Partners as Investments Bankers to market and sell Hurley Enterprises and Dishon Disposal. The proceeds from the sales of Hurley Enterprises and Dishon Disposal, along with relevant financial provisions of the Bankruptcy Settlement Agreement, will be used to help fund payments required in the Plan.

a) Prepetition Capital Structure

As of the Filing Date, the Debtor, according to the stock transfer agent, had 1,985,685 issued and outstanding shares of common stock with a par value of .001. Prior to the reverse split, the Debtor had 150,000,000 authorized shares common stock. The Debtor also had designated 1,000,000 shares of Series E preferred stock and had designated 586,076 shares of Series A preferred stock, with a total 50,000,000 shares of preferred stock..

Pursuant to the Bankruptcy Settlement Agreement, all issued and outstanding Preferred Series E and Preferred Series A shares are to be cancelled. Irrevocable stock powers were signed

transferring the rights and interests related to the Preferred Series A and Preferred Series E shares to the Debtor which rights shall vest in the Reorganized Debtor post-Confirmation. As of the Filing Date, the Debtor also had 126,300 options outstanding and warrants. All options and warrants are cancelled under the terms of the Plan.

The Reorganized Debtor will not issue any additional stock except as may be determined by the arbitrator pursuant to the court approved BSA until after the Initial Shareholders' Meeting Post-Confirmation. Any issuance of shares will have to be in accordance with applicable state law and federal law including the Securities Act of 1933. Shareholders are advised that such issuance could be by private placement under the applicable exemptions or registration.

b) Reorganized Debtor Capital Structure

On the Confirmation Date, the Reorganized Debtor shall have the number of shares of authorized common stock necessary to constitute 100% of the ownership of Digerati. The Reorganized Debtor's authorized number of shares shall be increased to a total of 150,000,000 shares of common stock authorized. The Reorganized Debtor shall immediately take the necessary steps to properly establish 150,000,000 shares as the authorized shares of common stock according to applicable law. The Reorganized Debtor will not issue shares prior to the Initial Shareholders' Meeting Post-Confirmation except if necessary to effect rulings of the arbitrator pursuant to the Bankruptcy Settlement Agreement, subject to applicable law. The preferred stock shares shall remain at 50,000,000. There are no issued and outstanding preferred stock shares. No additional shares of any class may be issued until after the Initial Shareholders' Meeting Post-Confirmation, except if necessary to effect rulings of the arbitrator pursuant to the Bankruptcy Settlement Agreement, subject to applicable law. Any issuance of shares after the Initial Shareholders' Meeting Post-Confirmation will have to be in accordance with applicable securities, state law and federal law including the Securities Act of 1933 which may require a registration statement or applicable exemption.

The Plan also provides that the board may not utilize "anti-takeover" strategies. The Plan Proponents believe that the additional authorized shares will provide future management greater options for growth and access to capital.

The additional authorized shares are to insure the viability of the Reorganized Debtor's ongoing operations if the Surplus Net Sales Proceeds due to the Reorganized Debtor under the terms of the Plan and provide sufficient recapitalization to support such operations.

The additional authorization of shares will provide the Reorganized Debtor with a better foundation for continuing operations which the Plan Proponents believe will create a more financially stable company and better value for shareholders as a whole.

On the Confirmation Date, any options, warrants to purchase, debentures or preferred shares or holders of securities other than common stock will be cancelled; provided, however, Arthur L. Smith and Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP, shall have an allowed claim for their equity interests in common stock issued prior to the November Transactions, as defined in the Bankruptcy Settlement Agreement, and shall be subject to the arbitration provisions of the

Bankruptcy Settlement Agreement if there is any dispute. Currently, nothing has been submitted to arbitration and there is no time limit under the Bankruptcy Settlement Agreement that establishes any deadline to submit any issues to the arbitrator. However, Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP, have agreed to submit any issues regarding their allowed claim for their equity interests in common stock issued prior to the November Transactions to the arbitrator before Plan Confirmation. Plan Proponents cannot predict how long the arbitration process might last or when the arbitrator might issue a ruling. The Plan is anticipated to be approved whether or not an arbitration decision is made before Confirmation Date. Although no one can predict the outcome of any arbitration procedure, it is possible that the arbitrator may award additional [or fewer] shares of common stock than the Debtor currently has listed in its shareholder list and could result in a change in the number of issued shares of the Reorganized Debtor. The Reorganized Debtor will be required to implement the decision of the arbitrator which may include having to issue additional shares of common stock. If the arbitrator's decision requires issuance of additional shares of common stock to Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and/or Recap Marketing and Consulting, LLP, then the shareholders not receiving additional shares would be diluted. Some Plan Proponents are reasonably confident that the change in authorized shares to 150,000,000 as provided for in the Plan will be more than adequate to accommodate any decision by the arbitrator. The Reorganized Debtor will take immediate steps to implement the arbitrator's decision according to applicable law, which may require a registration statement or applicable exemption as well as appropriate securities law disclosures such as 8K filings. If the result of arbitration requires the issuance of additional shares and the Reorganized Debtor does not have currently available shares or an insufficient amount of currently available shares for issuance, then the Reorganized Debtor will immediately take all necessary actions to implement the arbitrator's decision in accordance with all applicable law. The Plan Proponents anticipate that the Reorganized Debtor will immediately employ SEC counsel to address securities compliance issues. Plan Proponents are not offering any legal advice or prediction of outcome as to any arbitration proceedings, and neither the Plan nor the Disclosure Statement are intended to have any influence or impact on the arbitration procedure or the arbitrator's decision.

The Bankruptcy Settlement Agreement ("BSA") requires any disputes between the parties to the BSA to be submitted to arbitration subject to the arbitration provision of the BSA. The Plan shall not abrogate the rights of the BSA parties under the BSA. Under the BSA, Arthur L. Smith and Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP, shall have an allowed claim for their equity interests in common stock issued prior to the November Transactions. November Transactions is a defined term under the BSA. As such, the disputes, if any exist, is as to the shares owned or claimed by Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd, Recap Marketing and Consulting, LLP and Rainmaker Ventures II, Ltd. Although Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd, Recap Marketing and Consulting, LLP and Rainmaker Ventures II, Ltd., are required to arbitrate any dispute, the Plan Proponents are uncertain as to which if any issues will ever be submitted to arbitration since it is premature at this point for anyone to even begin to understand the nature of any dispute that might arise in the future. The Debtor disputed WEM's previously filed Proof of Interest as being incorrect but contends all issued and outstanding stock is subject to the reverse split effective November 16,

2012. However, the Debtor contends that WEM is listed as a equity interest holder on its equity lists. The Debtor contends that Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd and Rainmaker Ventures II, Ltd were issued shares of common stock prior to the November Transaction. The Debtor contends that to the extent any party to the BSA has an interest in shares which have not had the reverse split applied, that the shareholders have to go through the reverse split for the shares to be publicly traded. The Debtor contends that all parties to the BSA are entitled to their rights in common stock issued in the party's name or any stock which was issued which the party may have purchased from others subject to the reverse split. The Debtor contends there were consulting agreements in 2011 between the Debtor, Recap and other consultants. The Debtor contends it is holding common stock issued but not delivered to the other consultant under the 2011consulting agreements referenced above. Not all of the other Plan Proponents agree with the Debtor's contentions and some of the Plan Proponents may vigorously contest them in arbitration. WEM is owned by William McIlwain. McIlwain was previously a director of the Debtor and is a proposed director of the Reorganized Debtor, and WEM is a Plan Proponent. Arthur L. Smith is an executive and director of the Debtor and is proposed to be a director and executive of the Reorganized Debtor. The Debtor is also a Plan Proponent.

Under the Plan, the Debtor contemplates satisfying its debts and other claims in full, and provides a recovery for the Reorganized Debtor. It is anticipated that the sale of Digerati's interest in Dishon Disposal, Inc. and Hurley Enterprises, Inc. will provide equity for the Reorganized Debtor. However, given the competition in the Bakken and uncertainties with any contingencies related to a sale of the Debtor's interest and/or the risk of foreclosure if a timely sale does not occur, there is a risk of no recovery of equity.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, any applicable action taken under the plan or BSA shall be deemed effective. The Equity Security Holders will retain all rights and interests under the plan.

In addition, to the maximum extent provided by section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein shall be subject to applicable law including compliance with any applicable statute and rules and regulation of the Securities & Exchange Commission.

3. Financial Situation as of Petition Date

The Debtor represents that as of the Filing Date, the Debtor had liabilities of approximately $62 million, including approximately $60 million owed to the former owners of Hurley Enterprises and Dishon Disposal. On the Filing Date, the Debtor also had liquidated general unsecured claims of approximately $2 million. Additionally, disputed unliquidated claims of undetermined amounts may have existed against the Debtor by the Litigation Opponents, but these claims have been resolved subject to the BSA.

The Debtor represents that it is the position of the Debtor that through the end of tax year 2012, the Debtor has an approximate $21 million net operating loss carry forward for federal income tax purposes. The Plan is designed to preserve the net operating loss carry-forward for the benefit of the Reorganized Debtor. The net operating loss carry-forward is intended and

anticipated to offset the income recognized from the gain on the Debtor's sale of its subsidiaries, Hurley Enterprises and Dishon Disposal.

The Debtor represents that under the provisions of the Plan, there is no "change in ownership" as defined in I.R.C. § 382 that would invoke the limitations of I.R.C. § 382 on the net operating loss carry forward because the preferred shares issued pursuant to the Transaction were void.

The Debtor has not sought a letter ruling or any other determination from the Internal Revenue Service regarding the status of the net operating loss carry forward. There can be no assurance that a subsequent ruling from the Internal Revenue Service may not adversely affect the Debtor's ability to use the net operating loss carry forward. There can be no assurance that subsequent actions or transactions might constitute a "change in ownership" as defined in I.R.C. § 382 and thus limit the utilization of the net operating loss carry forward.

4. OWNERSHIP AND MANAGEMENT

a) <u>General Overview</u>

The Debtor represents that Digerati is a publicly traded company whose shares of common stock are traded in the over-the-counter and NASDAQ markets under the ticker symbol DTGIQ. The Debtor represents that as of the Filing Date, the number of outstanding shares of Digerati common stock was 1,985,635. The Debtor also has disputed Preferred Series "A" and "E" stock which it contends are void. Pursuant to Article 4 of the Plan, the rights, if any, to the disputed shares are deemed void *ab initio*. Arthur L. Smith is the CEO, Chairman of the Board and sole director of Digerati. Antonio Estrada is the company's CFO. During the pendency of the bankruptcy case, Arthur L. Smith reduced his monthly base compensation for his services to the Debtor. Likewise, Antonio Estrada reduced his monthly base compensation for his services to the Debtor. Mr. Smith oversees the entire bankruptcy process, spends a tremendous amount of time managing the litigation referred to above and works on key corporate matters related to Hurley Enterprises and Dishon Disposal that are necessary to maximize value for the sale of these companies. Mr. Estrada spends a tremendous amount of time working with Hurley Enterprises and Dishon Disposal on collecting financial information needed for reporting purposes, audit purposes, tax purposes and sale purposes.

5. SIGNIFICANT ACTIONS IN BANKRUPTCY CASE

a) <u>Voluntary Petition filing</u>

A voluntary Chapter 11 Petition was filed by the Debtor on May 30, 2013. The Debtor continues to operate as a debtor-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code and is authorized to operate its business and manage its property in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval. An immediate effect of the filing of the Debtor's bankruptcy petition is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtor, and the continuation of

litigation against the Debtor. The relief provides the Debtor with the "breathing room" necessary to reorganize its business and prevents creditors from obtaining an unfair recovery advantage while the Chapter 11 Case is ongoing.

b) Employment of Professional Persons

The Debtor is currently represented in this Chapter 11 proceeding by Edward L. Rothberg and the law firm of Hoover Slovacek LLP and an order authorizing the employment of Mr. Rothberg and this firm was entered by the Court on June 27, 2013 (Docket #60).

An order authorizing the retention of Epiq Bankruptcy Solutions, LLC as Debtor's Noticing Agent and Possible Balloting Agent for the Debtor was entered on June 11, 2013 (Docket #27).

Additionally, on July 12, 2013, the Court entered orders authorizing the employment of (i) Wesley Middleton and Middleton+Raines as accountants to file relevant federal and state tax returns (Docket #93) and (ii) Gilbert Herrera and Herrera Partners as Investments Bankers to market and sell Hurley Enterprises and Dishon Disposal ("Herrera Order") (Docket #94). In the Herrera Order, the Court also approved the payment of an additional fee to Gilbert Herrera and Herrera Partners of 2% of any amount received from a sale (as defined in the engagement letter) which is in excess of $30 million for either Hurley or Dishon. Further, on August 7, 2013, the Court entered an order authorizing the employment of Gordon R. Goolsby and Armstrong Teasdale as Special Local Litigation Counsel in connection with the litigation styled as Case No. 2:13-cv-00191-GMN-VCF, *Digerati Technologies, Inc. v. Oleum Capital, LLC* which was pending in the United States District Court for the District of Nevada ("Nevada" Litigation").

c) Other Relevant Pleadings

(1) Order Regarding Status Conference: On June 27, 2013, the Court conducted a status conference and entered an order establishing various deadlines requiring that the Debtor: i) file its Plan and Disclosure Statement by September 30, 2013; ii) timely file operating reports; (iii) timely pay post petition taxes; (iv) maintain insurance; (v) pay required US Trustee fees; and (vi) provide to US trustee proof of closing bank accounts and filing tax returns (Docket #61).

(2) Motion for Order Establishing Interim Procedures for Compensation of Professionals: By this motion, the Debtor sought to establish interim procedures for compensation of professionals engaged in this case. On September 13, 2013, after a hearing on this motion, the Court entered an order approving modified procedures for compensation of professionals whereby the rule requiring that applications for compensation only be filed no sooner than every 120 days be suspended and authorizing professionals to file applications with the Court seeking compensation at any time (Docket #280).

(3) Motion to Transfer Venue: By this motion, Rhodes Holding LLC sought to transfer venue of this case to another district. The Court conducted a lengthy evidentiary hearing on this matter on August 6 and 8, 2013, respectively. On August 21, 2013, the Court orally denied the motion and retained venue in the Southern District of Texas. On September 20, 2013, the Court orally approved the admission of additional exhibits by Rhodes Holding

LLC for appellate purposes. Written Findings of Fact and Conclusion of Law along with the Order Denying Motion to Transfer Venue were entered on September 30, 2013. This order was appealed. Subject to the BSA, this appeal may be dismissed with permission of the Allowed Secured Creditors as defined in that agreement.

(4) Emergency Motion Pursuant to Section 105(a) of the Bankruptcy Code and Bankruptcy Rules 105(c) and 9007 Seeking Authority to Implement Certain Notice Procedures: By this motion, the Debtor sought to have the Court establish certain procedures regarding noticing of pleadings in this case. An order approving this motion and establishing noticing procedures was entered on June 11, 2013 (Docket #26).

(5) Emergency Motion for Authority to Incur Debtor Under 11 U.S.C. §364(C) and §105 to Obtain Debtor in Possession Financing: By this motion, Debtor sought to obtain secured DIP financing from Hurley Fairview, LLC and Riverfront Capital, LLC totaling $750,000 to help fund operations and expenses. After conducting an evidentiary hearing, on June 28, 2013, the Court entered an order denying this motion (Docket #63).

(6) Emergency Motion for Authority to Incur Debtor Under 11 U.S.C. §364(b) to Obtain Debtor in Possession Financing: By this motion, Debtor sought to obtain unsecured DIP financing totaling $750,000 to help fund operations. The motion contemplated receiving funds from and granting superpriority status to Hurley Fairview, LLC and Riverfront Capital, LLC. After conducting an evidentiary hearing, on July 30, 2013, the Court entered an order denying this motion (Docket #156). Subsequently, the Debtor received dividends from Hurley and Dishon in the total amount of $750,000 to fund post petition operations and expenses.

(7) Motion for 1) Contempt and Sanctions for Willful Violation of the Automatic Stay by Harold Gewerter: and 2) to Compel Turnover of Documents and Retainer from Harold Gewerter, a Nevada Attorney, Who Claims to Represent the Debtor Post Petition: By this motion, the Debtor sought to hold Harold Gewerter in contempt for failure to turnover records of the Debtor and purporting to act on behalf of the Debtor, post petition, in the Nevada Litigation without authorization. An evidentiary hearing was conducted on this matter on July 22, 2013. The Court subsequently entered an interim order requiring that Mr. Gewerter dismiss the Nevada Litigation in accordance with Debtor's instructions and turnover all documents to the Court for review to determine if they should be produced to the Debtor (Docket #132). Subsequently, the documents were produced and turned over to the Debtor and the Nevada Litigation was dismissed. On August 9, 2013, the Court entered an order authorizing the withdrawal of this motion (Docket #205).

(8) Emergency Motion for Contempt and Sanctions for Willful Violation of the Automatic Stay by Scott Hepford and The Lunaria Trust: By this motion, the Debtor sought to hold Scott Hepford and The Lunaria Trust in contempt for improperly seeking relief against the Debtor in an intervention filed in the Nevada Litigation. An evidentiary hearing was conducted on this matter on July 22, 2013. The Court subsequently entered an interim order requiring that Mr. Hepford and The Lunaria Trust amend their pleading to remove any requested relief pertaining to the Debtor (Docket #131). Subsequently, the pleading was amended and the Nevada Litigation was ultimately dismissed. On August 9, 2013, the Court entered an order authorizing the withdrawal of this motion (Docket #206).

(9) Motion for Relief from Stay Appellants' Motion for Determination that Automatic Stay Does Not Apply or Has Been Lifted with Respect to Appellate Proceedings Pending Before the 14th Court of Appeals of Texas: By this motion, certain William McIlwain, Robert C Rhodes, Rhodes Holdings, LLC, Sonfield & Sonfield, P.C., Robert L Sonfield Jr sought to determine that the automatic stay had been terminated or did not apply to appellate proceedings pending before the 14th Court of Appeals of Texas, in Cause No. 14-13-00249-CV. On September 10, 2013, the Court entered an order terminating the automatic stay to allow the District and appellate courts determine whether claims were derivative or direct. The Court also found that if derivative claims are pursued in this litigation, as determined by the state courts, the Debtor may return to the Bankruptcy Court to seek sanctions (Docket #276).

(10) Motion to (I) Confirm October 16, 2013 as Bar Date for Filing Proof of Claims; (II) Establish October 16, 2013 as Bar Date for Filing Proofs of Equity Interest; (III) Approve Form, Manner, and Sufficiency of Notice; and (IV) Request for Expedited Consideration: By this motion, the Debtor sought to confirm October 16, 2013 as the last date to file Proofs of Claim in this case, establish this same date as the deadline for filing Proofs of Interest, and approve form, manner and sufficiency of notice. On August 27, 2013, the Court entered an order approving the motion (Docket #246).

(11) Emergency Motion to Extend Deadline to Provide Proof of Filing 2012 Tax Return: By this motion, Debtor sought permission from the Court to extend the September 15, 2013 until November 15, 2013 deadline to provide proof of filing its 2012 Federal Income Tax Return. After conducting a hearing on this matter, the Court denied this motion (Docket #291).

(12) Plan and Disclosure Statement: On September 27, 2013, Debtor filed its original Plan and Disclosure Statement (Docket #313,314).

(13) Amended Application to Compromise Controversy (Doc. 312): By this Motion filed on September 27, 2013, the Debtor sought approval of a settlement with certain parties and the terms of which were incorporated into the original plan. Certain parties objected to this Application. This objection commenced a tidal wave of depositions and document discovery throughout the United States during the months of November and December to prepare for a contested hearing scheduled to begin on December 11, 2013. The hearing commenced on that date and continued for six days thereafter with a seventh day to begin on January 14, 2014.

(14) Motion to Determine Authority of Individual Creditors to Pursue Estate Claims: By this motion filed on October 1, 2013, the Litigation Opponents sought to supplant the Debtor's authority to pursue claims on behalf of the estate. This Motion was denied on November 1, 2013 (Docket #325, 438).

(15) Proofs of Claims and Interests: On or about October 16, 2013, various parties filed their claims and interests. A number of parties amended their claims and interests on multiple subsequent dates. The Debtor filed objections to numerous claims and interests filed by parties active in the litigation but reserved objections to other claims or interests until a later date. Subject to the BSA, the claims and interests which were the subject of objections filed by the Debtor will not receive any distributions from the estate.

(16) First Amended Chapter 11 Plan: On January 10, 2014, Debtor filed its First Amended Chapter 11 Plan whereby the Allowed Secured Creditors would subordinate their secured claims to the claims of other creditors. The court denied confirmation.

(17) Global Settlement Negotiations: These negotiations began on January 9, 2014 and concluded on January 14, 2014. These negotiations resulted in execution and Bankruptcy Court approval of the BSA attached as Exhibit 1 to Plan Proponents' Joint Chapter 11 Plan (Docket # 673). The terms of the BSA are incorporated into Plan Proponents' Joint Chapter 11 Plan. The terms of the BSA and a related Rule 11 Mediated Settlement Agreement not involving the Debtor resolved multiple objections to the entire bankruptcy case and most, if not all, of the pleadings filed by the Debtor in the bankruptcy case. Moreover, it provides for dismissal with prejudice of all the litigation described above and paved the way for confirmation of the Plan.

6. OTHER LITIGATION

A significant amount of litigation exists involving the Debtor which is related to the Transaction, both in the Bankruptcy Court, in the form of adversary proceedings, and in various state courts. A chart detailing this litigation and describing the current status of each case is attached hereto as Exhibit D. Subject to the BSA, this Litigation has been dismissed with prejudice.

C. Case Management Going Forward

1. PLAN NEGOTIATIONS

The Debtor had an exclusive period within which it may propose a plan of reorganization and proposed a Plan within that period. The Debtor's Plan was denied confirmation. Debtor and other Plan Proponents agreed to terminate exclusivity. On February 19, 2014 the Court entered an Order terminating exclusivity, thereby allowing this Plan Proponents' Joint Chapter 11 Plan to be filed.

2. ASSUMPTION AND REJECTION

The bankruptcy law allows the Debtor to assume or reject any pending lease agreements or executory contracts that exist on the date of the order for relief. Additionally, the law provides that the Debtor can assign its interest in lease agreements and executory contracts provided they cure all defaults and provide adequate assurance that the assignee will comply with the terms of the lease or contract. Executory contract and lease assumption and rejection are treated in the Plan. Any contract or lease not specifically assumed in the Plan, or by prior court order, is deemed rejected.

V. DESCRIPTION OF PLAN

SUMMARY OF THE PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTOR UNDER THE PLAN AND WILL BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR, THE REORGANIZED DEBTOR, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A. Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The Plan should be read carefully and independently of this Disclosure Statement. The following analysis of the Plan is intended to provide a context for understanding the remainder of this Disclosure Statement and to assist in an understanding of the Plan and the proposed treatment of the Creditors.

A copy of the Plan is attached as Exhibit A.

On the Confirmation and at certain times thereafter, the Trustee of the Grantor Trust will distribute Cash and other property in respect of Classes of Claims as provided in the Plan.

B. Administrative Expenses and Priority Tax Claims and Timing of Payment

The Holders of Administrative Expense Claims against the estate and Tax Claims are treated as generally described below:

Payment of Non-Tax Administrative Claims. Each Holder of an unpaid Allowed Administrative Claim, except for administrative tax claims allowed under Section 503(b)(1) shall be paid in Cash in full from either the Net Sales Proceeds, the Dishon Plan Carve Out, the Hurley Plan Carve Out and/or the Financing Alternative on the later of thirty (30) days after the Closing Date or the date such Claim becomes an Allowed Administrative Claim, unless the Holder of such Claim agrees to a different treatment.

Payment of Administrative Tax Claims. The Debtor anticipates incurring a federal income tax liability on the gains derived from the Hurley Sale and the Dishon Sale that will constitute an Administrative Tax Claim. The Debtor will estimate the maximum potential amount of this Administrative Tax Claim for Hurley and Dishon and deposit that amount into the Disputed Claim Reserve Account from the Net Sales Proceeds. In accordance with the provisions of Section 505(b)(2), the Debtor will submit a tax return to the IRS, pay the amount it believes is due at the time, and request the IRS to make a determination that the amount paid is correct. If the return is not selected for audit within sixty (60) days of the request, the balance contained in the Disputed Claim Reserve Account for the Administrative Tax Claim shall be distributed as follows: (i) first to satisfy any deficiency in the amounts owed to the Class 1 or Class 2 Creditors as the case may be; (ii) second as Surplus Net Sales Proceeds. If the return is selected for audit within the foregoing sixty (60) day period, the Debtor will retain the funds in the Disputed Claim Reserve Account attributable to the potential Administrative Tax Claim until one hundred and eighty (180) days after the request for determination is made. If the IRS has not completed the audit after expiration of one-hundred and eighty (180) days from the date the request for determination is made, the balance contained in the Disputed Claim Reserve Account for the Administrative Tax Claim shall be distributed as follows: (i) first to satisfy any deficiency in the amounts owed to the Class 1 or Class 2 Creditors as the case may be; (ii) second as Surplus Net Sales Proceeds. If the IRS determines that an additional amount is due with the one-hundred and eighty (180) day time period, the Debtor reserves the right to request the Bankruptcy Court to determine the correct amount in accordance with Section 505(b)(2)(B). Once the actual amount of the Administrative Tax Claim is determined, it shall be paid from the Disputed Claim Reserve Account and any amount reserved in excess of that amount shall be distributed as set forth herein above.

Payment of Priority Claims. Each Holder of an unpaid Allowed Priority Claim shall be paid in Cash in full on the later of thirty (30) days after the Confirmation Date or the date such Claim becomes an Allowed Priority Claim, unless the Holder of such Claim agrees to a different treatment.

Payment of United States Trustee Fees. All fees incurred pursuant to 28 U.S.C. §1930(a)(6) for time periods prior to entry of Order Confirming Plan shall be paid by the Debtor on or before the Effective Date. The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. §1930(a)(6) and entry of the Order Confirming Plan. After confirmation, the Reorganized Debtor shall file with the Bankruptcy Court and serve on the United States Trustee a monthly financial report for each month (or portion thereof) the case remains open in a format prescribed by the United States Trustee and provided to Digerati by the United States Trustee.

Payment to Professionals. All payments to professionals for actual, necessary services and costs advanced on behalf of the bankruptcy cases up until the Effective Date shall be pursuant to Bankruptcy Court order and subject to the restrictions of 11 U.S.C. §330 or as stated in the Plan and paid from available Cash, the Hurley Carve Out, the Dishon Carve Out, the Net Sales Proceeds and/or Financing after notice and hearing and/or objection by parties-in-interest.

C. Classes of Secured and Unsecured Claims and Treatment of Interests

The Classes of Claims against and Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are generally described below:

Class 1. Allowed Secured Claim of Terry Dishon.

Class 1 consists of the Allowed Secured Claim of Terry Dishon, related to the Dishon Notes, in the principal amount of $30 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), secured by a lien on 100% of the stock of Dishon Disposal, Inc. In the event there are Surplus Net Sales Proceeds, the Class 1 Claim shall include interest at the default rate. Class 1 Claims are impaired.

Treatment. The Allowed Secured Class 1 Claim shall be paid in full on the Closing Date from the Dishon Net Sales Proceeds. In accordance with the BSA, in the event of a sale of Dishon to a third party for an amount that is less than payment in full of the Class 1 Allowed Secured Claim, plus $1,250,000, plus any amount necessary to satisfy fifty percent of Digerati's unpaid professional fees, Terry Dishon agrees that the Dishon Plan Carve Out shall be retained by the Reorganized Debtor for payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. To the extent the Allowed Secured Class 1 Claim is not paid in full, the deficiency balance shall be waived except for a claim to a refund under Section 3.3. The Allowed Secured Class 1 Claims Holder shall retain his lien until such time as Dishon is sold at which point he shall deliver certificates representing 100% of the issued and outstanding shares of stock of Dishon and a release of his liens thereon to the Trustee of the Grantor Trust on behalf of the Reorganized Debtor in exchange for payment as provided herein.

Class 2. Allowed Secured Claims of Hurley Fairview LLC and Sheyenne Hurley.

Class 2 consists of the Allowed Secured Claims of Hurley Fairview, LLC and Sheyenne Rae Nelson Hurley related to the Hurley Notes. Hurley Fairview LLC holds an Allowed Secured

Claim in the principal amount of $20 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), and Sheyenne Rae Nelson Hurley holds and Allowed Secured Claim in the principal amount of $10 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), each secured by liens on 100% of the stock of Hurley Enterprises, Inc. In the event there are Surplus Net Sales Proceeds, the Class 2 Claim shall include interest at the default rate.

The Class 2 Claims are impaired.

Treatment. The Allowed Secured Class 2 Claims shall be paid in full on the Closing Date from the Hurley Net Sales Proceeds. In accordance with the BSA, in the event of a sale of Hurley to a third party for an amount that is less than payment in full of the Class 2 Allowed Secured Claims, plus $1,250,000, plus any amount necessary to satisfy fifty percent of Digerati's unpaid professional fees, the Holders of the Allowed Class 2 Secured Claims agree that the Hurley Plan Carve Out shall be retained by the Reorganized Debtor for payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. To the extent the Allowed Secured Class 2 Claims are not paid in full, the deficiency balance shall be waived, except for a claim to a refund under Section 3.3. The Allowed Class 2 Secured Claim Holders shall retain their lien until such time as Hurley is sold at which point they shall deliver certificates representing 100% of the issued and outstanding shares of stock of Hurley and a release of liens thereon to the Trustee of the Grantor Trust on behalf of the Reorganized Debtor in exchange for payment as provided herein.

Class 3. Allowed General Unsecured Claims of $1000 or Less.

Class 3 consists of the Allowed Unsecured Claims of $1000 or Less. Class 3 Claims are impaired.

Treatment: The Holders of Allowed Class 3 General Unsecured claims shall be paid in full, without interest, within 30 days of the Confirmation Date, from available surplus Cash on hand.

Class 4. Allowed General Unsecured Claims in Excess of $1000.

Class 4 consists of the Allowed General Unsecured Claims in Excess of $1000 including the Holders of Convertible Debentures. The Class 4 Claims are impaired.

Treatment. The Holders of Allowed Class 4 General Unsecured Claims shall be paid in full without post-petition interest from the Net Sales Proceeds of either Dishon or Hurley, whichever occurs first, the Dishon Plan Carve Out, the Hurley Plan Carve Out or the Financing. Payment to Holders of Allowed Class 4 General Unsecured Claims shall occur on the later of (i) thirty (30) days after the Closing Date or (ii) the Allowance of the Class 4 Claim. The conversion feature permitting conversion of debt to common stock contained in any convertible debentures is hereby revoked. Alternatively, the Holder of a Class 4 claim may elect to reduce the amount of its claim to $1,000 and to have such Allowed Claim included in Class 3 by indicating such election on the form utilized for purposes of acceptance or rejection of the Plan.

Class 5. Allowed Subordinated Unsecured Claims Arising Out of Disputed Rights to Preferred Series "A" Interests.

Class 5 consists of the Allowed Subordinated Unsecured Claims arising out of disputed rights to Preferred Series "A" Interests. The creditors listed in Section 4.5.2 are deemed to have Allowed Class 5 Claims. The Class 5 Interests are impaired.

<u>Treatment</u>. After creditors provided for in Articles 3 and Classes 1 through 4 are paid in full, Allowed Class 5 Subordinated Unsecured Claims Arising out of disputed rights to Preferred Series "A" Interests in the Debtor shall be treated as follows:

i. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Hurley Fairview, LLC shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 40,000 as the numerator and by using the number 140,000 as the denominator.

ii. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Terry Dishon shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number 140,000 as the denominator.

iii. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Sheyenne Hurley shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number 140,000 as the denominator.

iv. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Riverfront Capital shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 40,000 as the numerator and by using the number 140,000 as the denominator.

v. All remaining claims not addressed by Paragraphs i-iv above arising out of related to Preferred Series "A" Interests held by any other party are hereby Disallowed and declared void *ab initio*.

vi. All stock certificates for Preferred Series "A" shares shall be deemed cancelled.

Class 6. Super voting rights arising out of the disputed rights to Preferred Series "E" Interests of Oleum Capital, LLC.

Class 6 consists of Claims arising out of the disputed super voting rights granted to Preferred Series "E" Interests held by Oleum Capital, LLC. Class 6 Claims are impaired.

<u>Treatment</u>. The Class 6 voting rights arising out of disputed rights to Preferred Series "E" Interests in the Debtor held by Oleum Capital, LLC are deemed void *ab initio*, disallowed

and shall receive no distribution under this Plan. All stock certificates for Series E shares shall be deemed cancelled.

Class 7. Allowed Equity Interests of Digerati Common Stock.

Classification. Class 7 consists of the Allowed Equity Interests of Debtor which have not been released in the BSA.

Treatment. After payments are made as set forth in this Plan, Reorganized Debtor, on behalf of Class 7 will receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number 140,000 as the denominator. Further, the Class 7 shareholders will retain their common stock in the Debtor and therefore remain 100% of the shareholders of the Reorganized Debtor. The Plan provides for authorization of common stock which, if issued, could result in dilution of the Class 7 interests. It is the Plan Proponents' understanding that the 115-1 reverse stock split done prior to bankruptcy was effective.

Impairment. The Class 7 Interests are impaired.

Class 8. Warrants, Preferred Stock, and Stock Options Issued by Digerati prior to the Confirmation Date.

Classification. Class 8 consists of all warrants, Preferred Stock, and all stock options issued by Digerati prior to the Confirmation Date.

Treatment. All warrants, preferred stock, other than those rights associated with certain Preferred Stock discussed in Section 4.5 of the Plan, and stock options issued by Digerati prior to the Confirmation Date are cancelled. All issued preferred stock is cancelled, however, the Reorganized Debtor shall retain any authorized but unissued preferred shares in the treasury of the company which may not be issued until after the Effective Date.

Impairment. The Class 8 interests are impaired.

D. Means of Execution of Plan[1]

Terms of the BSA are summarized by the Debtor as follows:

1. Pursuant to Section 4.2 of the Rule 11 Mediated Settlement Agreement, Rhodes Holdings, LLC Cloud Capital Corp, Recap Marketing & Consulting, Robert C. Rhodes, Robert L. Sonfield, Jr., P.C. d/b/a Sonfield and Sonfield, Robert L. Sonfield, Jr., WEM Equity Capital Investments, Ltd., Scott Hepford, The Lunaria Heritage Trust, John Howell, William E. McIlwain, Rainmaker Ventures II, Ltd., American Equity Fund LLC, Delta S Ventures, L.P., and Hunter M.A. Carr, the Selling Parties defined therein, along with David Gorham and Bert

[1] These are only selected major provisions. For the full list, please refer to the Plan.

Tarrant ("Terry") Dunken, Jr. (i.e. the Selling Parties) agreed to do the following which is necessary to implementation of the Plan:

a. Sells, transfers, and hereby assigns any and all rights, title, and interest in any of their claims in the Lawsuits, including but not limited to, any validly issued stock or rights to any stock in Digerati acquired from the Transaction which said stock and all stock certificates issues to the Selling Parties and/or Oleum Capital, LLC therefore shall be turned over to Digerati and/or transferred and/or assigned to Digerati and cancelled, except as to Cloud Capital which is handled herein below;

b. Cloud Capital Corp. resigns as custodian from the Custodial Agreement with the beneficial shareholders of Digerati and shall deliver a formal resignation to the proper parties pursuant to the Custodial Agreement. Cloud Capital Corp shall deliver any stock certificates it may have in Digerati and any stock certificates issued to Cloud Capital Corp in Digerati shall be cancelled;

c. Withdraw any proof of interest as to the Transferred Assets as defined in the Rule 11 Mediated Settlement Agreement;

d. Transfer and assign any proof of claim filed or which could be filed in this bankruptcy case to the Allowed Secured Creditors, or their assignees or designees except to the extent that said claims are transferred to Digerati pursuant to the BSA";

e. Transfer and assign any rights in MCI Partners, Black Ink Financial Controls, Special Waste Management Services, Septic Services, Waste Deep, Capital Expansions, Perfect Circle Waters Systems, PCWS, Raw Clay Supply, Gestalt Manufacturing, Prestige Management Consultants, Alchemy Works, IP Barn, LLC d/b/a Hidden Assets, Living Well, Fat Boys, Rotund Boys, and Manufacturing Ventures, to the extent any such rights exists, to the Allowed Secured Creditors, their assigns or designees;

f. Transfer and assign any rights, claims and interests in Oleum Capital, LLC to the Allowed Secured Creditors, their assigns or designees except to the extent that said claims are transferred to Digerati pursuant to the BSA;

g. Transfer and assign any original stock certificates for Waste Deep, Digerati, Hurley Enterprises, Dishon Disposal and Shift 8 Technologies, Inc. to the extent they exist shall be given to counsel for Hurleys and Dishons.

2. All Parties to the BSA other than the Debtor, Dishon Disposal, Inc. and Hurley Enterprises, Inc., with any known or unknown interests not included in the Allowed Secured Claims and Allowed Equity Interests as described in the BSA are waiving any claim, right, interests of any kind including any equity interest in or against the Debtor, Hurley Enterprises, Inc., and Dishon Disposal, Inc., and assign to the Debtor any interest they have to assert any equity interests, rights, interests of any kind, or claims in or against the Debtor, Hurley

Enterprises, Inc., and/or Dishon Disposal, Inc., other than those claims, rights and/or interests specifically excepted by Exhibit A attached to the BSA or which were transferred to the Allowed Secured Creditors in the Rule 11 Mediated Settlement Agreement. It is specifically agreed that all claims and/or interests including 100% of the stock in the Debtor owned by Oleum Capital, LLC and transferred pursuant to the Rule 11 Mediated Settlement Agreement are hereby irrevocably transferred to the Debtor for the purpose of canceling the shares and such shares shall be cancelled. Further, (i) 100% of the stock in the debtor owned by Oleum Capital, LLC shall be declared void *ab initio*; and (ii) all ownership interests that Digerati or Hurley has in the assets listed on Exhibit A to the BSA shall be transferred to Vess Hurley.

3. Any proofs of claim other than the Allowed Secured Claims, transferred or to be transferred pursuant to the Rule 11 Mediated Settlement Agreement shall not receive any distributions pursuant to the terms of this Plan.

4. All Parties hereto, acknowledge that any contracts between Hurley Enterprises, Inc. and/or Dishon Disposal, Inc. with Special Waste Management Services, Inc., Perfect Circle Water Systems, Inc., MCI Partners, LLC and its affiliates shall be canceled and void.

5. Debtor, Hurley Enterprises, Inc., Dishon Disposal, Inc. and Allowed Secured Creditors shall jointly cause any existing contracts with Perfect Circle Waters Systems, Inc. and Special Waste Management, Inc. to be cancelled.

6. Title to the stock of Hurley and Dishon shall be transferred to the Grantor Trust subject to existing liens and shall remain property of the estate until sold and shall not vest in the Reorganized Debtor. A copy of the trust agreement is attached hereto as Exhibit 2 to Plan Proponents' Joint Chapter 11 Plan and made a part hereof. The Trustee of the trust shall be William R. Greendyke. The beneficiary of the Trust shall be the Reorganized Debtor.

7. In accordance with 11 U.S.C. §§1123(a)(5)(D) and 1141(c) and pursuant to Bankruptcy Court order upon motion and notice to all interested parties, the Trustee of the Grantor Trust shall sell the stock or assets of Hurley and Dishon free and clear of all liens, claims and encumbrances of the Debtor. Upon each Closing Date, all right, title and interest of the Debtor and its Estate in and to Hurley or Dishon, as applicable, shall vest in the respective Purchaser free and clear of all Claims, Liens, encumbrances, interests, restrictions, easements, leases, tenancies, agreements of sale and other title objections. At each Closing Date, respective holders of Liens against the stock of Hurley or Dishon, as applicable, shall release their Liens as provided in this Plan, and such holders shall execute any instruments reasonably requested to confirm and/or effectuate such release. Liens shall attach to the Net Sales Proceeds in the same priority as they previously attached to the underlying collateral subject to the Dishon Plan Carve Out or the Hurley Plan Carve Out.

8. Pursuant to the BSA, the Holder of the Class 1 Allowed Secured Claims may credit bid at any sale of Dishon. If the Holder of the Class 1 Claim is the successful credit bidder at a sale, he agrees to pay the Dishon Plan Carve Out to the Reorganized Debtor for the payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. The parties hereto acknowledge that the Dishon Plan Carve Out may be funded by the Financing.

9. Pursuant to the BSA, the Holders of the Class 2 Allowed Secured Claims may credit bid at any sale of Hurley. If the Holders of the Class 2 Claims are the successful credit bidders at a sale, they agree to pay the Hurley Plan Carve Out to the Reorganized Debtor for the payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. The parties hereto acknowledge that the Hurley Plan Carve Out may be funded by the Financing Alternative.

10. The Net Sales Proceeds of the Hurley Sale and the Dishon Sale shall be transferred to the Disbursing Agent on behalf of the Reorganized Debtor solely for distribution in accordance with the terms of Articles 3 and 4. After entry of the Confirmation Order or the Sale Approval Orders, the sales of Hurley and Dishon, as the case may be, shall be consummated at the Closings pursuant to Sections 1123(a)(5)(D) and 1141(c) of the Bankruptcy Code, as applicable. The Sale Approval Orders or the Confirmation Order, as the case may be, shall contain such terms and provisions as are necessary to effectuate the Hurley Sale and Dishon Sale. The Confirmation Order or the Sale Approval Orders shall authorize and direct the Trustee of the Grantor Trust to take all actions and steps necessary to consummate the Hurley Sale and the Dishon Sale.

11. As an alternative to use of the Net Sales Proceeds to fund payments under this Plan, the Reorganized Debtor, the Holder of the Class 1 Claim, and/or the Holders of the Class 2 Claims are authorized to obtain financing to fund the Dishon Plan Carve Out and/or the Hurley Plan Carve Out simultaneous with payments the Holders of the Class 1 and/or Class 2 Claims are required to make under the terms of Rule 11 Mediated Settlement Agreement. To the extent financing is obtained by pledging the assets of Hurley and/or Dishon, the Holders of the Class 1 and/or Class 2 Claims agree to either (i) pay such liens off from the Net Sales Proceeds payable to them hereunder; or (ii) reduce the amount of their Allowed Secured Claims by the amount of financing obtained. Digerati hereby agrees to use its best efforts to work with the Holders of the Allowed Class 1 and Class 2 Secured Claims to obtain this financing.

12. On the Confirmation Date, the Reorganized Debtor shall have the number of shares of authorized common stock necessary to constitute 100% of the ownership of Digerati. The Reorganized Debtor's authorized number shares shall be increased to a total of 150,000,000 shares of common stock authorized. There will not be any preferred stock or warrants to purchase common stock issued or outstanding in the Reorganized Debtor.

13. On the Confirmation Date of the Plan, except as otherwise provided by the terms of the Plan, all property of the Debtor and of its Estate shall vest in the Reorganized Debtor, including but not limited to, the common stock in its remaining subsidiary Shift8 Technologies, Inc. described in the Disclosure Statement, free and clear of liens, claims and encumbrances.

14. From and after the Confirmation Date of the Plan, the Reorganized Debtor shall be authorized to continue its normal business operations in accordance with the budget attached as Exhibit 3 to the Plan. To the extent funds are not available to satisfy the budgeted expenses, upon ten (10) days notice from the Reorganized Debtor, Dishon shall wire transfer 50% and Hurley shall wire 50% of the funds needed to operate provided cash is available. This requirement of Dishon and/or Hurley to fund these expenses shall end when Dishon and/or Hurley are sold. Reorganized Debtor shall enter into such transactions as it deems advisable,

free of any restriction or limitation imposed under any provision of the Bankruptcy Code, except to the extent otherwise provided in the Plan.

E. Summary of Financial Projections.

The Debtor represents that the Plan is based solely on the sale of Hurley and Dishon as the Debtor itself has no operating revenue. The investment banker retained by the Debtor initially estimated the potential sale proceeds for both companies at $80 million, based upon information available. This projection is subject to change as new financial information becomes available. The Debtor anticipates that sales will occur during the second quarter of 2014 and that all payments required by the Plan will be made by the end of the second quarter of 2014.

VI. OTHER PROVISIONS OF PLAN

A. Assumption and Rejection of Executory Contracts.

The Debtor will reject all Executory Contracts except for those previously assumed by Court Order or those listed on Exhibit 5 to the Plan. Any Claims arising from rejection of an executory contract or lease must be filed on or before 20 days from the Confirmation Date. Otherwise, such Claims are forever barred and will not be entitled to share in any distribution under the Plan. Any Allowed Claims arising from rejection of Executory Contracts, if timely filed and allowed, will be paid as Class 4 General Unsecured Claims.

B. Disbursing Agent.

The Trustee of the Grantor Trust shall act as the Disbursing Agent on behalf of the Reorganized Debtor.

C. Conditions to Confirmation.

Confirmation of the Plan shall not occur and the Bankruptcy Court shall not enter the Confirmation Order unless (a) all of the requirements of the Bankruptcy Code for confirmation of the Plan with respect to the Debtor shall have been satisfied. In addition, confirmation shall not occur, the Plan shall be null and void and of no force and effect, and the Plan shall be deemed withdrawn unless the Court shall have entered all orders (which may be orders included within the Confirmation Order) required to implement the Plan.

D. Waiver and Nonfulfillment of Conditions to Confirmation.

Nonfulfillment of any condition to confirmation of the Plan may be waived only by the Debtor. In the event that the Debtor determines that the conditions to the Plan's confirmation which it may waive cannot be satisfied and should not, in its discretion, be waived, the Debtor may propose a new plan, may modify this Plan as permitted by law, or may request other appropriate relief.

E. Confirmation Order Provisions for Pre-Effective Date Actions.

The Confirmation Order shall empower and authorize the Debtor to take or cause to be

taken, prior to the Effective Date, all actions which are necessary to enable it to implement the provisions of the Plan and satisfy all other conditions precedent to the effectiveness of the Plan.

F. Conditions to the Confirmation Date.

The following are conditions precedent to the effectiveness of the Plan (i) in accordance with Sections 4.2 and 5.20 of the Rule 11 Mediated Settlement Agreement, all stock being purchased or transferred is assigned to Digerati; (ii) the Plan is confirmed and the Bankruptcy Court shall have entered the Confirmation Order, which shall have become a Final Order and (iii) Plan Proponents do not withdraw the Plan at any time prior to the Effective Date.

G. Binding Effect.

As provided for in Section 1141(d) of the Bankruptcy Code, the provisions of the Plan shall bind the Debtor, any entity acquiring property under the Plan and any Creditor, Interest Holder, or shareholder of the Debtor, whether or not the Claim or Interest of such Creditor or Interest Holder is impaired under the Plan and whether or not such Creditor or Interest Holder has accepted the Plan. After confirmation, the property dealt with by the Plan shall be free and clear of all Claims and Interests of Creditors and Interest Holders, except to the extent as provided for in the Plan as the case may be.

H. Satisfaction of Claims and Interests.

Holders of Claims and Interests shall receive the distributions provided for in the Plan, if any, in full settlement and satisfaction of all such Claims, and any interest accrued thereon, and all such Interests.

I. Discharge.

Pursuant to Section 1141(d) of the Bankruptcy Code, upon the Confirmation Date, the Debtor shall be discharged from any debt that arose before the date of such confirmation, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of the Claim based on such debt is filed or deemed filed under Section 501 of this title; such Claim is allowed under Section 502 of this title; or the Holder of such Claim has accepted the Plan.

J. Injunction.

The Confirmation Order shall include a permanent injunction prohibiting the collection of Claims in any manner other than as provided for in the Plan. All Holders of Claims and Interests shall be prohibited from asserting against the Debtor or any of its assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder filed a proof of Claim. Such prohibition shall apply whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or (c) the Holder of a Claim based upon such debt has accepted the Plan.

K. Preservation of Setoff Rights.

In the event that the Debtor has a Claim of any nature whatsoever against the Holders of Claims, the Debtor may, but is not required to setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of Section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any Claim that the Debtor has against the Holder of Claims. Neither this provision nor the injunctive provision of the Confirmation Order shall impair the existence of any right of setoff or recoupment that may be held by a Creditor herein; provided that the exercise of such right shall not be permitted unless the Creditor provides the Debtor with written notice of the intent to effect such setoff or recoupment. If the Debtor or the Disbursing Agent, as applicable, objects in writing within twenty (20) business days following the receipt of such notice, such exercise shall only be allowed upon order of the Bankruptcy Court. In the absence of timely objection, the Creditor may implement the proposed setoff or recoupment against the Claim held by the Bankruptcy Estate.

L. Releases.

Releases. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, the Debtor, and to the maximum extent provided by law, its agents, release and forever discharge all Avoidance Actions (except those related to the claim objection process) and other claims, including acts taken or omitted to be taken in connection with or related to filing of the Chapter 11 case, the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into or any other act taken or entitled to be taken in connection with the Plan or this case against Arthur L. Smith, William E. McIlwain, and the Independent Director as defined in the Plan. The Debtor releases the following Board of Directors and Officers serving through the first shareholder's meeting as follows:

Arthur L. Smith, in his individual capacity and in his capacity as an officer of Digerati and director of Digerati, Hurley Enterprises, Inc., and Dishon Disposal, Inc.; Antonio Estrada, in his individual capacity and in his capacity as an officer of Digerati; William E. McIlwain, in his individual capacity and in his capacity as a Board of Director of Digerati; and the Independent Director in his individual capacity and in his capacity as a director of Digerati, their employees, agents and representatives except for attorneys which are specifically not being released ("Insider Released Parties"), in connection with any and all claims and causes of action arising on or before the Confirmation Date and up to the date of the post-confirmation shareholder's meeting that may be asserted by or on behalf of the Debtor or the Bankruptcy Estate and/or on account of the Debtor's Case. **THIS SECTION OF THE PLAN CONTEMPLATES AND CONTAINS A RELEASE FOR FUTURE ACTIONS AS DESCRIBED HEREIN.**

M. Lawsuits.

All lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of Claims against the Debtor except proof of Claims and/or objections thereto pending in the Bankruptcy Court shall be dismissed as to the

Debtor. Such dismissal shall be with prejudice to the assertion of such Claims in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court by the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. All lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a claim(s) by the Debtor or any entity proceeding in the name of or for the benefit of the Debtor against a person shall remain in place only with respect to the claim(s) asserted by the Debtor or such other entity, and shall become property of the Debtor to prosecute, settle or dismiss as it sees fit.

N. Insurance.

Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor or any of the Debtor's representatives or agents is or was the insured party; the Debtor shall continue as the insured party under any such policies without the need of further documentation other than the Plan and entry of the Confirmation Order. Each insurance company is prohibited from denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan.

O. Objections to Claims.

It is expected that the Disbursing Agent will file objections to Claims of Creditors, if any are deemed necessary, before and after confirmation of the Plan. The Plan merely provides for payment of Allowed Claims, but does not attempt to pre-approve the allowance of any Claims. Any Party-in-Interest may object to Claims or interests filed against the Debtor until the objection deadline, subject to the arbitration provision of the BSA or the Rule 11 Mediated Settlement Agreement. Any Party-in-Interest seeking to object shall first request the Disbursing Agent pursue the objection.

P. Objections to Claims and Interests.

On and after the Confirmation Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections to Claims may be made by the Reorganized Debtor and/or Disbursing Agent and/or an Allowed Equity Interest Holder or any Party-in-Interest. The Trustee has the sole right to pursue the Retained Litigation Claims on Exhibit 4 or other claims or causes of action preserved by the Plan. Except as set forth herein and in the Plan, nothing in the Plan, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtor and its Estate had immediately prior to the commencement of the Bankruptcy Case, against or with respect to any Claim. Except as set forth herein and in the Plan, upon Confirmation, the Debtor or Disbursing Agent shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses which the Debtor and its Estate had immediately prior to the commencement of the Bankruptcy Case as if the Bankruptcy Case had not been commenced and avoidance power actions under the Bankruptcy Code.

Q. **Disallowance of Claims.**

All Claims held by Persons against whom the Debtor or its Estate have asserted a Claim or Cause of Action under Sections 522(f), 522(h), 542, 543, 544, 547, 548, 549, 550, 551, 553, or 724(a) of the Bankruptcy Code, including, without limitation, the Chapter 5 Actions and the Derivative Claims, shall be deemed disallowed pursuant to Section 502(d) of the Bankruptcy Code, and holders of such Claims may not vote to accept or reject the Plan until such time as such Claims or Causes of Action against the Person have been settled or a Final Order entered and all sums due the Debtor by that Person are turned over to the Debtor.

R. **Disputed Claims.**

Except as otherwise provided in the Plan, no payments shall be made with respect to all or any portion of a Disputed Claim unless and until any and all objections to such Disputed Claim have been determined by a Final Order. Payments and distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan. Any payments that would have been made prior to the date on which a Disputed Claim becomes an Allowed Claim shall be made as soon as practicable after the date that the order or judgment of the Court determining such Claim to be an Allowed Claim becomes a Final Order.

For purposes of the Plan, any and all Claims that are subject to disallowance pursuant to Code §§ 502(e) and 509 shall be deemed to be disallowed as of the Confirmation Date, notwithstanding the absence of any objection thereto.

VII. LIQUIDATION ANALYSIS

A. **Methodology.**

The Debtor represents that the starting point in determining the amount which members of each impaired class of unsecured claims and interests would receive in a Chapter 7 case is to estimate the dollar amount that would be generated from the liquidation of the Debtor (the "Liquidation Proceeds"). The Liquidation Proceeds of the Debtor would consist of the proceeds from the sale of all of the assets of the Debtor, augmented by the cash held by the Debtor. The present value of the distribution from the Liquidation Proceeds is then compared with the present value offered to each of the classes of unsecured claims and interests of each such class.

B. **Analysis.**

The Debtor represents that under the terms of the Plan, Allowed Claims are paid 100% of the Allowed Claim. The Debtor submits that the Holders of Allowed General Unsecured claims will receive at least as much consideration under the Plan as they would receive in Chapter 7 liquidation scenario. Attached as Exhibit E is a liquidation analysis (the "Liquidation Analysis"). This Liquidation Analysis indicates that Holders of Allowed General Unsecured Claims, would likely not receive any distribution in a Chapter 7 liquidation, which is a far less desirable result than the result to be achieved under the Plan. As previously discussed, Debtor's assets have a book value of approximately $60 million, consisting primarily of the stock of Hurley and

Dishon. However, these assets are pledged as security for the Hurley Notes and Dishon Note, which have a collective principal balance due of $60 million, plus applicable interest and related charges. Prior to the Filing Date, the Debtor defaulted in its obligations under the Hurley Notes and Dishon Note and these notes have both been accelerated to maturity. The Debtor's equity interest in Shift8 Technologies, Inc., its remaining subsidiary, has no significant value. No other significant assets exist. As set forth in Exhibit E, absent confirmation of the Plan, the Chapter 11 Case would be converted to a case under Chapter 7 of the Bankruptcy Code. In that circumstance, Hurley Fairview, LLC, Sheyenne Hurley and Terry Dishon would likely obtain relief from the automatic stay to foreclose their respective interests in Hurley and Dishon, leaving no significant assets available with which to pay Allowed General Unsecured claims.

The Debtor represents that alternatively, even if a Chapter 7 Trustee were able to market and sell Hurley and Dishon for more than the $60+ million secured debt, sales under Chapter 7 typically are not as advantageous as those effectuated under Chapter 11, thus, the sales proceeds available for payment to Creditors would necessarily decrease in a Chapter 7 liquidation scenario. Moreover, the conversion of the Case to a case under Chapter 7 would add another layer of administrative expense, including professional fees and trustee commissions that would further impair the potential recovery of Allowed General Unsecured Claims. For example, if the subsidiaries were sold in a Chapter 7 for a total of $60 million, the Chapter 7 Trustee commission alone would exceed $1.8 million. This amount does not include professional fees and other charges that would be incurred related to the sale. The $1.8 million commission is an added layer of expense not incurred in the Chapter 11 case. Thus, a sale of Hurley and Dishon in a Chapter 7 would need to net at least $1.8 million more than the same sale under Chapter 11 in order to offset the trustee commission. In a Chapter 11, US Trustee fees may be assessed against the disbursements made by or on behalf of the Debtor. This could include payments to creditors from the sales proceeds. However, the maximum amount of US Trustee's fees assessed against reported disbursements is capped at $30,000 per reporting period. These assessments are significantly less than the Chapter 7 Trustee commissions.

The Debtor represents that additionally, under the terms of the Plan, Allowed Equity Interest holders will retain interest in common stock. Conversely, in a liquidation, equity interests would be terminated and these holders would receive no distribution.

The Debtor represents that also, if this case were converted to a Chapter 7 liquidation, the use of the approximately $21,000,000.00 in net operating loss carry forward would be limited to offsetting any gain on the sale of the Debtor's property by the Chapter 7 Trustee and could not be carried forward for any future benefit.

The Debtor represents that the Plan proposes to pay Allowed Class 3 Claims from available Cash within thirty (30) days of the Confirmation Date. Otherwise, these creditors, along with Allowed Class 4 claims, will be paid in full without post-petition interest, from the Net Sales Proceeds of Hurley and/or Dishon, the Dishon Plan Carve Out, the Hurley Plan Carve Out, or the Financing. Accordingly, the proposed distributions to Allowed Class 3 and Class 4 General Unsecured Claims under the Plan provide for a much greater return to creditors than in a liquidation.

VIII. RISK POSED TO CREDITORS

The principal risk to the creditors is that the Plan will not be confirmed. Absent confirmation of the Plan, the case would be converted to a Chapter 7 to liquidate the Debtor's assets. As described above, in a Chapter 7, Hurley Fairview, LLC, Sheyenne Hurley and Terry Dishon are the only parties likely to seek to terminate the automatic stay to foreclose their respective interests in Hurley and Dishon, leaving no significant assets available for distribution to other creditors. Further, as stated above, in the event that a Chapter 7 Trustee is able to liquidate Hurley and Dishon, the sale is likely to yield less than a sale under Chapter 11 and the Chapter 7 would create an additional layer of administrative expenses. The Plan is preferable because the creditors will receive 100% of their Allowed Claim, plus interest.

IX. ALTERNATIVES

Although the Disclosure Statement is intended to provide information to assist creditors in making a judgment on whether to vote for or against the Plan, and although creditors are not being offered through that vote an opportunity to express an opinion concerning alternatives to the Plan, a brief discussion of alternatives to the Plan may be useful. These alternatives include conversion to a Chapter 7 or dismissal of the proceedings. The Plan Proponents of course, believe the proposed Plan to be in the best interests of creditors. The Plan Proponents assess the alternatives as follows:

A. Conversion to Chapter 7

The first alternative would be to convert the Chapter 11 case to a Chapter 7 liquidating bankruptcy to liquidate the business. If this occurred, the Bankruptcy Court will appoint a trustee to liquidate the Debtor's assets for the benefit of its creditors. The costs associated with a trustee would then be added to the additional tier of administrative expenses entitled to priority over general unsecured claims upon conversion. Such administrative expenses include the Trustee's commissions, as well as fees for professionals retained by the Trustee to assist in the liquidation. The Trustee's commissions are based on disbursements to creditors. The Trustee receives 25% of the first $5,000, 10% of the next $45,000, 5% of the next $950,000 and 3% on all amount disbursed in excess of $1 million.

B. Dismissal

Dismissal of the proceeding would likely result in the Debtor and the plan proponents defending debt-collection litigation and numerous new lawsuits to collect debts. The Allowed Secured Creditors would foreclose on most of the Debtor's assets likely halting operations. Under this scenario, the unsecured creditors would likely receive no payment whatsoever on their claims.

C. No Assurance of Either

There are other possibilities which are less likely, such as a competing plan proposed by a different party. The Plan Proponents have attempted to set forth the reasonable alternatives to the proposed Plan. However, the Plan Proponents must caution creditors that a vote must be for

or against the Plan. The vote on the Plan does not include a vote on alternatives to the Plan. There is no assurance what course the proceedings will take if the Plan fails acceptance.

X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A. Tax Consequences to Creditors

1. GENERALLY

The tax consequence to any particular creditor may vary depending on their own circumstances and they should consult with their own tax professional for advice regarding the impact on them of their acceptance or rejection of the Plan.

2. UNSECURED CLAIMS

Holders of Allowed Class 3 and Class 4 Unsecured Claims will receive distributions from the Debtor. A Class 3 or Class 4 Claimholder should either be treated as (i) recognizing ordinary income in an amount equal to cash received and recognizing a loss in an amount equal to the tax basis in the Claim or (ii) recognizing a loss equal to the difference between the amount of cash received and their tax basis in their Claim.

A Claimholder's tax basis in a Claim should generally equal the amount included in income as a result of the provision of goods or services to the Debtor, except to the extent that a bad debt loss had previously been claimed. The gain or loss with respect to the Claim should be ordinary to the extent that it arose in the ordinary course of trade or business for services rendered or from the sale of inventory to the Debtor.

3. CLASS 5 CLAIM HOLDERS

Holders of Class 5 Allowed Subordinated Unsecured Claims Arising Out of Disputed Rights to Preferred Series "A" Interests claims may, under certain circumstance of this Plan, receive distribution as an Unsecured Creditor. If so, Claimholder should either be treated as (i) recognizing ordinary income in an amount equal to cash received and recognizing a loss in an amount equal to the tax basis in the Claim or (ii) recognizing a loss equal to the difference between the amount of cash received and their tax basis in their Claim.

4. CLASS 6 CLAIM HOLDERS

Holders of Class 6 Super Voting Rights Arising Out of the Disputed Right to Preferred Series "E" Interests of Oleum Capital, LLC shall receive no distribution under the Plan and may be entitled to recognize a loss to the extent of their tax basis in the claim.

DUE TO THE COMPLEX NATURE OF APPLICABLE TAX LAWS, CLAIMANTS SHOULD CONSULT WITH THEIR TAX PROFESSIONAL CONCERNING COMPLIANCE WITH AND THE AFFECT OF BOTH STATE AND FEDERAL TAX LAWS ON THEIR INTEREST BEFORE THEY CAST A BALLOT TO ACCEPT OR REJECT THE PLAN.

THE ACCOUNTANTS, ATTORNEYS, AND THE MANAGEMENT OF THE DEBTOR MAKE NO REPRESENTATIONS HEREIN CONCERNING THE IMPACT OF THE TAX LAW ON ANY INDIVIDUAL TREATED UNDER THE PLAN.

B. Tax Consequences to the Debtor

The Debtor represents that as previously stated herein, it is the position of the Debtor that through the end of tax year 2012, the Debtor has an approximate $21 million net operating loss carry forward for federal income tax purposes. The Plan is designed to preserve the net operating loss carry forward for the benefit of the Reorganized Debtor. The net operating loss carry forward is intended and anticipated to offset the income recognized from the gain on the Debtor's sale of its subsidiaries, Hurley and Dishon.

The Debtor represents that it was the position of the Debtor that under the provisions of the Plan, there is no "change in ownership" as defined in I.R.C. § 382 that would invoke the limitations of I.R.C. § 382 on the net operating loss carry forward.

The Debtor represents that Debtor has not sought a letter ruling or any other determination from the Internal Revenue Service regarding the status of the net operating loss carry forward. There can be no assurance that a subsequent ruling from the Internal Revenue Service may not adversely affect the Debtor's ability to use the net operating loss carry forward. There can be no assurance that subsequent actions or transactions might constitute a "change in ownership" as defined in I.R.C. § 382 and thus limit the utilization of the net operating loss carry forward.

XI. PREFERENCES AND FRAUDULENT TRANSFERS

Under the Bankruptcy Code and Texas State Law, the bankruptcy estate may sue to recover assets (or their value) that were transferred by "voidable transfers", which includes assets transferred:

(A) in fraud of Creditors,

(B) in constructive fraud of Creditors – because the asset was transferred without sufficient consideration while the Debtor was insolvent,

(C) as a preferential transfer - a payment before bankruptcy outside the ordinary course that allows a creditor to receive more than it would receive in liquidation, or

(D) as an unauthorized post-bankruptcy transfer by the Debtor outside of the ordinary course.

A list of all transfers made during the applicable avoidance periods is attached to Debtor's Statement of Financial Affairs filed with the Bankruptcy Court on June 26, 2013 (Docket #53).

XII. LITIGATION

The Debtor represents that no claim of environmental liability has been made, and no such claims are known or expected. As discussed herein, the Grantor Trust shall own the Retained Litigation Claims and has resolved other litigation claims and lawsuits pursuant to the BSA. Additionally, if the Plan is not confirmed, Hurley Fairview, LLC, Sheyenne Hurley and Terry Dishon would foreclose their respective interests in the Debtor's assets.

XIII. MANAGEMENT OF THE REORGANIZED DEBTOR

A. Directors of the Debtor

Arthur L. Smith, William E. McIlwain, and an independent director who shall be named prior to the Confirmation Date ("Independent Director") in a Plan supplement filed by Craig Power on behalf of Plan Proponents, are hereby authorized to act as the Directors of the Reorganized Debtor from and after the Confirmation Date of the Plan until the Initial Shareholders' Meeting Post-Confirmation of the Reorganized Debtor shareholders is held. The Chairman of the first Board of Director's meeting shall be the Independent Director.

Absent their objection to confirmation of the Plan, Arthur L. Smith, William E. McIlwain, Murray Nye, John Fleming, John Howell, Kelley Kirker, Robert C. Rhodes, II, Independent Director and any individual that is a named party to the BSA or Rule 11 Mediated Settlement Agreement agree they shall not run for election, seek appointment, or accept a position as Directors in the Reorganized Debtor at the Initial Shareholders' Meeting Post-Confirmation, nothing prevents them from doing so after the Initial Shareholders' Meeting Post-Confirmation. Arthur Smith and Antonio Estrada may not obtain or exercise any voting proxies to be exercised at the shareholders meeting but nothing prevents them from voting their respective shares. "Anti-takeover" measures shall not be adopted or employed by the Board of Directors until after the Effective Date. No preferred stock or super voting shares shall be issued to anyone or voted at the shareholder meeting, if at all, until after the Effective Date. Until the Initial Shareholders' Meeting Post-Confirmation, Arthur L. Smith and William E. McIlwain shall serve without any compensation from the Reorganized Debtor. The Independent Director shall be paid $500.00 USD (five hundred dollars and 00/100) per Board of Directors meeting, up to $2,500.00 USD (two thousand five hundred dollars and 00/100) per month. Nothing herein shall abrogate the rights of shareholders under Digerati's articles of incorporation, by-laws, or Nevada law to vote to remove anyone as an officer or director. All issued preferred capital stock or super voting shares are cancelled pursuant to the Plan.

Arthur L. Smith is authorized to act as President and Chief Executive Officer "CEO" and Antonio Estrada is authorized to act as Chief Financial Officer "CFO" from and after the Confirmation Date of the Plan, at the discretion of the Board of Directors, until the Initial Shareholders' Meeting Post-Confirmation of Reorganized Debtor's shareholders is held. After the Initial Shareholders' Meeting Post-Confirmation, the newly elected Board of Directors shall select all officers of the Reorganized Debtor. Until the Initial Shareholders' Meeting Post-Confirmation, the Officers of the Reorganized Debtor shall serve with initial compensation of $8,900.00 per month, each, subject to board oversight, review, termination, etc.

The Board of Directors of the Reorganized Debtor from and after the Confirmation Date of the Plan shall call for the Initial Shareholders Meeting Post-Confirmation of Reorganized Debtor to be held in Houston, Texas on or before September 15, 2014. This Initial Shareholders' Meeting Post-Confirmation shall not be held prior to August 31, 2014 unless all of the directors of the Reorganized Debtor make application to the Court for an early meeting and the Court approves it after proper notice and hearing. The Reorganized Debtor will pay for the expenses of the meeting out of available cash as a priority. Arthur L. Smith and Antonio Estrada may remain as officers of Shift8 or any other subsidiary of the Reorganized Debtor and they may serve in non-officer or non-director positions within the Reorganized Debtor, including employees or contractors. The Debtor shall give all proper SEC disclosures, such as an 8K, of the Initial Shareholders' Meeting Post-Confirmation.

The Disbursing Agent on behalf of the Reorganized Debtor shall provide for the necessary funds to provide proper notification and for the hosting of a proper shareholder meeting on a priority basis.

B. Management Compensation

As of the Effective Date, the management of the Reorganized Debtor shall receive salaries pursuant to a decision by the Board of Directors.

XIV. ACCEPTANCE AND CONFIRMATION OF THE PLAN

A. Acceptance of the Plan

Confirmation of a Plan under Chapter 11 requires, among other things, that at least one class of creditors or claimants, such as the secured or unsecured creditors in this case, vote in favor of the Plan. This vote is calculated by only counting those creditors who actually send in a ballot on time. If two thirds in total dollar amount and a majority in number of claims actually voting in a class approve the Plan, that class of creditors is considered an accepting class. If the vote is insufficient, the Court can still confirm the Plan, but only upon being provided additional proof regarding the ultimate fairness of the Plan to the creditors. The Debtor believes that the unsecured creditors and interest holders will support the Plan when they consider the fact that the secured and priority creditors will receive the majority of all of the assets of the Debtor in the event the reorganization is unsuccessful.

The proponent of a Plan also must meet all other applicable requirements of Section 1129(a) of the Bankruptcy code (except Section 1129(a)(8), if the proponent proposes to seek confirmation of a Plan under Section 1129(b) of the Bankruptcy Code). These other requirements include, among other things, that the Plan comply with the applicable provisions of Title 11 and other applicable law, that the Plan be proposed in good faith, and that at least one impaired class of creditors vote to accept the Plan. The Plan Proponents believe that the Plan satisfies all other applicable requirements of Section 1129(a) of the Bankruptcy Code.

B. Confirmation without Acceptance of All Impaired Classes

The Bankruptcy Court may confirm a plan even if not all impaired classes accept the Plan. For the Plan to be confirmed over the rejection of an impaired class, the proponent must show, among other things, that the plan does not discriminate unfairly and that the plan is fair and equitable with respect to each impaired class that has not accepted the plan.

Under Section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class if, among other things, the Plan provides: (a) with respect to secured claims, that each holder of a claim included in the rejecting class will receive or retain, on account of its claim, property that has a value as of the Effective Date of the Plan, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and interests, that the holder of any claim or interest that is junior to the claims or interest of such class will not receive or retain, on account of such junior claim or interest, any property unless the senior class is paid in full. The Bankruptcy Court must further find that the economic terms of a plan do not unfairly discriminate as provided in Section 1129(b) of the Bankruptcy Code with respect to the particular objecting class. Under the terms of this Plan, the common stock holders of the Debtor shall retain their interest in the Reorganized Debtor. The Plan Proponents believe that this is acceptable since all senior creditors are being paid in full.

C. Other Requirements for Confirmation

In order to obtain confirmation of the Plan, the requirements of Section 1129 of the Code must be satisfied. These requirements include but are not limited to findings that the Plan complies with the applicable provisions of Chapter 11 of the Code, that the Debtor has complied with the applicable provisions of Chapter 11 of the Code, that the Plan has been proposed in good faith and not by any means forbidden by law, and at least one class of impaired claims has voted to accept the Plan. The Plan Proponents believe that the Plan satisfies all the statutory requirement of Chapter 11 of the Bankruptcy Code.

1. Best Interest of Creditors

Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each class, that each holder of a claim or interest of such class either (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such claim or interest property of a value, as of the effective date, that is not less than the amount that such person would receive or retain if the Debtor was, on the effective date, liquidated under Chapter 7 of the Bankruptcy Code. As set forth above, the Plan Proponents believe that this test will be satisfied.

2. Financial Feasibility

The Bankruptcy Code requires the Debtors to establish that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. The Plan Proponents submit that the Plan payments are all financially feasible since they will be derived from the proceeds of the proposed Hurley Sale and Dishon Sale at a price in excess of the

secured debt and in sufficient amount to provide a substantial dividend to holders of Allowed General Unsecured Claims.

D. Cram-Down - Confirmation Without Acceptance by All Impaired Classes

The Bankruptcy Code contains provisions for confirmation of a Plan even if the Plan is not accepted by all impaired classes, provided that at least one impaired class of claims has accepted it (determined without including any acceptance by any insider holding a claim of such class). These "cram-down" provisions, for confirmation of a Plan despite the non-acceptance of one or more impaired classes of claims or interests, are set forth in Section 1129(b) of the Bankruptcy Code.

In the event that any impaired class of claims does not accept the Plan by the requisite majority set out in the introduction, the Debtor must demonstrate to the Bankruptcy Court, with respect to each impaired class which does not accept the Plan that the Plan does not discriminate unfairly, and is "fair and equitable" with respect to that class. Under the Bankruptcy Code, a Plan is considered "fair and equitable" with respect to secured claims, unsecured claims or interest, as the case may be, if the following conditions are met:

(a) Secured Claims. The holders of such claims retain their liens, to the extent of the allowed amount of their secured claims, and that each holder of such a claim receive on account of such secured claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the Plan, of at least the value of such holder's interest in the estate's interest in the collateral.

(b) Unsecured Claims. Either (i) each impaired unsecured creditor receives or retains under the Plan property of a value as of the effective date of the Plan equal to the amount of its allowed claim, or (ii) the holder of any claim or interest that is junior to the claims of the dissenting class will not receive or retain any property under the Plan.

XV. CONCLUSION

The information provided in this Disclosure Statement is intended to assist you in voting on the Plan in an informed fashion. If the Plan is confirmed, you will be bound by its terms. Accordingly, you are urged to make such further inquiries as you may deem appropriate and then cast an informed vote on the Plan.

Respectfully submitted this 27th day of February, 2014.

Plan Proponents

Riverfront Capital, LLC

By: ______________________
Name: Terry Dishon
Title: manager

Terry Dishon

By: ______________________

Sheyenne Rae Nelson Hurley

By: ______________________

Hurley Fairview, LLC

By: ______________________
Name: ______________________
Title: ______________________

WEM Equity Capital Investments, Ltd.

By: ______________________
Name: ______________________
Title: ______________________

Rainmaker Ventures II, Ltd.

By: ______________________
Name: on behalf of 2RV LLC
Title: General Partner of Rainmaker Ventures II, Ltd.

Respectfully submitted this 27th day of February, 2014.

Plan Proponents

Riverfront Capital, LLC

By:______________________________
Name: ______________________
Title: _______________________

Terry Dishon

By: ______________________________

Sheyenne Rae Nelson Hurley

By: ______________________________

Hurley Fairview, LLC

By: ______________________________
Name: ______________________
Title: _______________________

WEM Equity Capital Investments, Ltd.

By: [signature]
Name: WILLIAM E. MCILWAIN
Title: PRESIDENT

Rainmaker Ventures II, Ltd.

By: [signature]
Name: on behalf of 2RV LLC
Title: General Partner of Rainmaker Ventures II, Ltd.

Recap Marketing & Consulting, LLP

By: ______________________________

Name: Hunter M.D. Carr

On behalf of RMAC, LLP

Title: General Partner of Recap Marketing & Consulting, LLP

Digerati Technologies, Inc.

By: ______________________________

Name: ______________________________

Title: ______________________________

Recap Marketing & Consulting, LLP

By: ______________________________

Name: ____________________

On behalf of RMAC, LLP

Title: General Partner of Recap Marketing & Consulting, LLP

Digerati Technologies, Inc.

By: [signature]

Name: Arthur L. Smith

Title: CEO